Exhibit 4.11
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

EXECUTION VERSION

DATED MARCH 26 2022
(1)VECTIVBIO HOLDING AG (2)VECTIVBIO AG (3)VECTIVBIO US, INC. (4)GLYPHARMA THERAPEUTIC INC./GLYPHARMA THÉRAPEUTIQUE INC. (5)VECTIVBIO COMET AG (6)COMET THERAPEUTICS, INC. (7)KREOS CAPITAL VI (UK) LIMITED
TERM LOAN AGREEMENT

5 Fleet Place London EC4M 7RD
Tel: +44 (0)20 7203 5000 ● Fax: +44 (0)20 7203 0200 ● DX: 19 London/Chancery Lane
www.charlesrussellspeechlys.com

Loan Summary
This summary is to facilitate reporting and is not binding on either the Lender or the Borrower.

Loan Commitment
EUR equivalent of $75 million master loan line (MLL), comprising two loan facilities of EUR equivalent of $56.25 million and $18.75 million respectively. An amount of the MLL being 25% of the two loans under the MLL ($18.75m) is to be a convertible loan line (CLL)). The remainder of the MLL, being a term loan (TLL) of EUR equivalent of $56.25million to be drawn down at the same time as the CLL tranches in three tranches as follows:
(a)Loan A1: EUR equivalent of $22.5 million;

(b)Loan A2: EUR equivalent of $15 million; and

(c)Loan B: EUR equivalent of $18.75 million.
The exchange rate will be fixed as at drawdown.

Availability period
Loan A1 and Loan A2: Until 30 September 2022
Loan B: Until 31 December 2022 (subject to:
(i) raising $80 million in: (a) new equity and/or subordinated convertible debt from existing or new investors, and/or (b) [***] other payments made under [***]; and
(ii) release of interim data for the Phase 2 STARS Nutrition study which supports continuation of such study,
(each, a TLL B Condition, and together, the TLL B Conditions))

Compulsory draw down	Loan A1 and Loan A2: an aggregate of EUR equivalent of $10 million of MLL which $2.5 million will be CLL, to be drawn down by 30 September 2022 Loan B: nil
Minimum draw down	Loan A1 and Loan A2: EUR equivalent of $[***] (in addition to compulsory draw down amount) Loan B: EUR equivalent of $[***]
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Financial precondition to draw down	Loan A1, Loan A2 and Loan B: the debt to market cap ratio (including the relevant proposed TLL and CLL tranches) at the time of draw down does not exceed 25%
Interest Rate	For each TLL, an implied annual fixed interest rate of 8.95% per annum
Loan term (TLL)
Loan A1, Loan A2 and Loan B: same term
Initial term: 31 March 2025
First Extension: to 31 December 2025 if either one of the TLL B Conditions is met by 31 March 2025 (Loan A).
Second Extension: to 30 June 2026 on announcement of positive Phase 3 results for the SBS-IF study by 31 December 2025

Transaction Fee	EUR equivalent of $562,500 payable on completion of MLL (1.0% of the aggregate Commitment under the TLL)
End of Loan Payment	3% of amount drawn down under each Loan.
Advance Payment
In relation to each drawdown, an amount equal to last Monthly Repayment shall be paid to Kreos as a deposit by way of deduction from the amount drawn down by the Borrower and shall be held by Kreos and applied in or towards payment of the last Monthly Repayment.

Early repayment terms
Repayment within 12 months of drawdown: principal outstanding + future interest to final repayment date discounted at [***]% pa + End of Loan Payment and costs
Repayment within 13-24 months of drawdown: [***]% of principal outstanding + End of Loan Payment and costs
Repayment within 25-36 months of drawdown: [***]% of principal outstanding + End of Loan Payment and costs
Repayment after 36 months of drawdown: [***]% of principal outstanding + End of Loan Payment and costs

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THIS AGREEMENT is dated 26 March 2022 and made
BETWEEN:
(1)VECTIVBIO HOLDING AG a public corporation incorporated and organized under the laws of Switzerland, having its registered office in Aeschenvorstadt 36, 4051 Basel, Switzerland and registered with the commercial register of the Canton of Basel-Stadt under the company identification number CHE-289.024.902 (the Borrower);
(2)VECTIVBIO AG a private corporation incorporated and organized under the laws of Switzerland, having its registered office in Aeschenvorstadt 36, 4051 Basel, Switzerland and registered with the commercial register of the Canton of Basel-Stadt under the company identification number CHE-242.508.908 (VectivBio AG);
(3)VECTIVBIO US, INC. a Delaware corporation with Delaware business entity file number 7718004 whose registered agent in the State of Delaware is United Corporate Services, Inc., 874 Walker Road, Suite C, Dover, Delaware 19904, United States of America (VectivBio US);
(4)GLYPHARMA THERAPEUTIC INC. / GLYPHARMA THÉRAPEUTIQUE INC., a corporation formed under the laws of the Province of Québec (Canada) and registered in the Province of Québec (Canada) under number 1168473560, having its registered office at 504-1188 Union Avenue, Montréal, Québec, Canada H3B 0E5 (GTI);
(5)VECTIVBIO COMET AG a private corporation incorporated and organized under the laws of Switzerland, having its registered office in Aeschenvorstadt 36, 4051 Basel, Switzerland and registered with the commercial register of the Canton of Basel-Stadt under the company identification number CHE-301.438.518 (VectivBio Comet);
(6)COMET THERAPEUTICS, INC. a Delaware corporation with Delaware business entity file number 6947176 whose registered agent in the State of Delaware is United Corporate Services, Inc., 874 Walker Road, Suite C, Dover, Delaware 19904, United States of America (Comet Therapeutics),
(Parties (2) to (6), together the Original Guarantors); and
(7)KREOS CAPITAL VI (UK) LIMITED incorporated and registered in England and Wales with company number 11535385 whose registered office is at AMF Building, 25 Old Burlington Street, London, W1S 3AN (the Lender or Original Lender).
WHEREAS:
(A)The Loan Agreements (as defined below) together provide for a secured loan facility of the Euro equivalent of $75,000,000 (seventy-five million US dollars).
(B)The Ordinary Shares of the Borrower (other than 614,581 treasury shares) are listed on NASDAQ.
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OPERATIVE PART
1DEFINITIONS AND INTERPRETATION
1.1Definitions
In addition to the definitions in Part 1 of Schedule 1 (Common Definitions), the following definitions shall also apply in this Agreement:

CLA	a convertible loan agreement between the Obligors and the Lender dated on or about the same date as this Agreement
Loan Agreements	this Agreement and the CLA (each a Loan Agreement)
1.2Interpretation
The rules of interpretation and construction set out in Part 2 of Schedule 1 (Interpretation) shall apply to this Agreement.
1.3Schedules
The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the Schedules.
2THE FACILITY
2.1The Lender makes available to the Borrower a secured term loan facility of a total principal amount not exceeding the Euro equivalent of $56,250,000 (the “Facility”), which comprises three tranches as follows:
2.1.1Loan A1 in the amount of the Euro equivalent of $22,500,000;
2.1.2Loan A2 in the amount of the Euro equivalent of $15,000,000; and
2.1.3Loan B in the amount of the Euro equivalent of $18,750,000, on the terms, and subject to the conditions, of this Agreement.
2.2The Euro equivalent of the amount of each Loan and the corresponding Minimum Loan Amount shall be fixed by the Lender certifying such amount by applying the spot rate of Bloomberg on the Business Day prior to the date of a Drawdown Request.
2.3This Facility, and all sums owing under it, shall rank pari passu for all purposes with the Facility under the CLA and all sums owing thereunder.
2.4The Borrower shall apply all amounts borrowed by it under this Agreement towards its general working capital purposes. The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.
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2.5Each Obligor (other than the Borrower) by its execution of this Agreement or an Accession Deed (as applicable) irrevocably appoints the Borrower (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:
2.5.1the Borrower on its behalf to supply all information concerning itself contemplated by this Agreement to the Lender and to give all notices and instructions capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and
2.5.2the Lender to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Borrower, and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions or received the relevant notice, demand or other communication. Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Borrower as agent or given to the Borrower as agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document shall be binding for all purposes on that Obligor. In the event of any conflict between any notices or other communications of the Borrower as agent and any other Obligor, those of the Borrower as agent shall prevail. This appointment includes the authorisation to act as representative of several parties (Doppel-/Mehrfachvertretung) or to engage in self-dealing (lnsichgeschäft), as the case may be.
3CLOSING CONDITIONS AND CONDITIONS PRECEDENT
3.1On the date of this Agreement the Borrower shall deliver to the Lender those documents and evidence specified in Part 1 (Closing Conditions) of Schedule 3 (Conditions) in form and substance satisfactory to the Lender.
3.2Each Drawdown shall be made in accordance with the terms set out in Schedule 2 (Drawdown).
4REPAYMENTS
4.1Repayment
The Borrower unconditionally promises to pay the Lender the unpaid principal amount of all Loans and interest on the unpaid principal amount of the Loans as and when due in accordance with this Agreement.
4.2Repayment of the Loans
4.2.1Upon the expiry of the Interest Only Period, the Borrower shall repay the principal of each Loan in 24 equal instalments of principal and interest on each Repayment Date (each instalment, a “Repayment Instalment”).
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4.2.2The final Repayment Instalment shall be made together with all amounts outstanding under each Finance Document together with all unpaid interest, costs and any other amounts due under each Finance Document.
4.3Interim Payment
If the Drawdown Date of a Loan is not the first Business Day of a calendar month, the Borrower shall pay to the Lender in advance on the Drawdown Date of such Loan (by way of deduction by the Lender of the amount of the Loan actually advanced to the Borrower) the Interim Payment which shall discharge interest applicable to that Loan for the period from the Drawdown Date to the first Repayment Date.
4.4Advance Payment
In respect of each Loan:
4.4.1the Borrower shall pay to the Lender on the Drawdown Date the Advance Payment for such Loan (by way of deduction by the Lender of the amount of the Loan actually advanced to the Borrower);
4.4.2subject to clause 4.4.3 below, the Lender shall apply such Advance Payment in or towards payment of the final Repayment Instalment of such Loan and/or final interest payment of such Loan; and
4.4.3at any time after an Event of Default has occurred which is continuing, the Lender may apply any Advance Payment towards any amounts outstanding under any Finance Document.
4.5Additional Terms
The terms set out in paragraph 1 (Additional Repayment Terms) of Schedule 6 (Additional Repayment Terms and Prepayment) are in addition to the terms set out in this clause 4.
5PREPAYMENT
Any prepayment shall be made in accordance with paragraph 2 (Prepayment) of Schedule 6 (Additional Repayment Terms and Prepayment).
6INTEREST
6.1Calculation of interest
6.1.1The rate of interest applicable to each Loan is a fixed rate of 8.95% per annum.
6.1.2Interest is computed on the basis of a 360-day year for the actual number of days lapsed.
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6.2Payment of interest
6.2.1The Borrower shall pay interest monthly in advance on each Repayment Date.
6.2.2If the amount received by the Lender on a Repayment Date is insufficient to discharge the amount payable in respect of interest under clause 6.2.1, the Borrower shall pay to the Lender the amount of such shortfall.
6.3Additional Terms
The terms set Schedule 7 (Additional Interest Terms and Default Interest) are in addition to the terms of this clause 6.
7FEES, CHARGES AND EXPENSES
7.1Each Obligor shall comply with the terms set out in Schedule 8 (Fees, charges and expenses).
7.2The Borrower shall pay to the Lender a transaction fee of the EUR equivalent of $562,500 which shall be paid on the date of this Agreement, and the Euro equivalent of the amount of such fee shall be fixed by the Lender certifying such amount by applying the spot rate of Bloomberg on the Business Day prior to the date of this Agreement.
8TAXES
Each Obligor shall comply with the terms set out in Schedule 9 (Tax and Indemnities).
9GUARANTEE AND INDEMNITY
Each Guarantor shall comply with the terms set out in Schedule 10 (Guarantee and Indemnity).
10REPRESENTATIONS AND WARRANTIES
10.1Each Obligor makes the representations and warranties in Schedule 11 (Representations and Warranties) on the date of this Agreement.
10.2Repetition
10.2.1Each Obligor is deemed to make the Repeating Representations on:
(a)the date of each Drawdown Request;
(b)each Drawdown Date; and
(c)each Repayment Date,
by reference to the facts and circumstances existing on each such date.
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10.2.2All the representations and warranties in Schedule 11 (Representations and Warranties) are deemed to be made by each Additional Guarantor on the day on which it becomes (or it is proposed that it becomes) an Additional Guarantor.
11SECURITY
All Secured Liabilities shall be secured over the Charged Assets.
12COVENANTS
12.1Each Obligor covenants with the Lender as set out in Schedule 12 (Covenants) and undertakes to comply with those covenants.
12.2Continuing obligations
The covenants given by each Obligor in this clause 12 shall remain in force from the date of this Agreement for so long as any amount remains outstanding under the Finance Documents or any Commitment is in force.
13INFORMATION COVENANTS
Each Obligor covenants with the Lender as set out in Schedule 13 (Information Covenants) and undertakes to comply with those covenants.
14EVENTS OF DEFAULT
14.1Each of the events or circumstances set out in paragraph 1 (Events of Default) of Schedule 14 (Events of Default and Acceleration) is an Event of Default.
14.2The Lender shall have the rights set out in paragraph 2 (Acceleration) of Schedule 14 (Events of Default and Acceleration).
15CHANGE OF PARTIES
The terms set out in Schedule 15 (Change of Parties) shall apply to this Agreement.
16ADMINISTRATION
The terms set out in Schedule 17 (Administration) shall apply to this Agreement.
17LENDER CONFIRMATION
The Lender confirms that it is either a Qualifying Bank or considered as one (1) lender only for the purposes of the Non-Bank Rules.
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18GOVERNING LAW, JURISDICTION AND SERVING OF PROCESS
18.1Governing law
This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.
18.2Jurisdiction
18.2.1The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a Dispute).
18.2.2The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
18.2.3Notwithstanding clause 18.2.1, the Lender (and any Receiver or Delegate) shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender (and any Receiver or Delegate) may take concurrent proceedings in any number of jurisdictions.
18.3Service of process
18.3.1Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):
(a)irrevocably appoints Law Debenture Corporate Services Limited of 8th Floor, 100 Bishopsgate, London EC2N 4AG [***] as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and
(b)agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.
18.3.2If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrower (on behalf of all the Obligors) must immediately (and in any event within [***] days of such event taking place) appoint another agent on terms acceptable to the Lender. Failing this, the Lender may appoint another agent for this purpose.
18.3.3Each Obligor expressly agrees and consents to the provisions of this clause 18.
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EXECUTED as a Deed and delivered on the date above.
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Schedule 1
COMMON DEFINITIONS AND INTERPRETATION
Part 1 Common Definitions
The following definitions shall apply in this Agreement:

10 Non-Bank Rule	the rule that the aggregate number of creditors under this Agreement which are not Qualifying Banks must not at any time exceed ten (10), all in accordance with the meaning of the Guidelines or legislation or explanatory notes addressing the same issues that are in force at such time
20 Non-Bank Rule	the rule that the aggregate number of creditors (including the Lender), other than Qualifying Banks, of a Swiss Borrower under all its outstanding debts relevant for classification as debenture (Kassenobligation) must not at any time exceed twenty (20), all in accordance with the meaning of the Guidelines or legislation or explanatory notes addressing the same issues that are in force at such time
2006 Act	the Companies Act 2006
30 Day VWAP	the volume weighted average price of the Ordinary Shares during the thirty consecutive Trading Days ending three days prior to the VWAP Calculation Date (as reported by Bloomberg or an alternative provider of market information expressed in US dollars to four decimal places)
Accession Deed	a document substantially in the form set out in Schedule 16 (Form of Accession Deed) or such other form as the Lender may require (acting reasonably)
Account Debtor	any person who is obligated on a Receivable
Accounting Principles	generally accepted accounting principles in Switzerland, including IFRS
Additional Guarantor	a company which becomes an Additional Guarantor in accordance with paragraph 2 (Accession of Guarantors) of Schedule 15 (Change of Parties)
Advance Payment	in respect of each Loan, an amount equal to the aggregate of (i) the final Repayment Instalment of such Loan and (ii) the interest that would be payable on such Loan on the final Repayment Date
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Affiliate	in relation to any person, a person that owns or controls directly or indirectly that person, any person that is controlled by or is under common control with that person
AKP Transaction
the transaction set out in a development and commercialization agreement to be entered into by VectivBio AG and Asahi Kasei Pharma Corporation in the form approved by the written resolutions of the Board of the Borrower dated 4 March 2022

Articles	the articles of incorporation of the Borrower from time to time
Availability Period	the availability period of each Loan as stated in paragraph 2.1 (Availability Period) of Schedule 2 (Drawdown)
Available Facility	the Commitment less (i) any outstanding Loans and (ii) in relation to any proposed Loan, the amount of any other Loans that are due to be made under this Agreement on or before the proposed Drawdown Date
Authorisations	any authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration
Board	the board of directors of an Obligor
Budget	any budget delivered by the Borrower to the Lender in respect of that period pursuant to paragraph 3 (Budget) of Schedule 13 (Information Covenants)
Business Day	a day other than a Saturday, Sunday or a public holiday in England or Switzerland when banks in London or Basel are open for general business
Canadian Bank Accounts	the bank accounts set out in Part 3 of Schedule 18 (Bank Accounts)
Canadian Sanctions List	the list of names subject to the Regulations Establishing a List of Entities made under subsection 83.05(1) of the Criminal Code (Canada), the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism, the United Nations Al-Qaida and Taliban Regulations and/or the Special Economic Measures Act (Canada)
CFO Certificate	the certificate of Debt to Market Capitalisation to be issued by the CFO of the Borrower pursuant to paragraph 1.1.3 of Schedule 2 (Drawdown)
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Change of Control
any person or group of persons acting in concert gains after the date of this Agreement direct or indirect control of any Group Company. For the purposes of this definition:
(a)control of the Group Company means:
(i)the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(A)    cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the Group Company;
(B)    appoint or remove all, or the majority, of the directors or other equivalent officers of the Group Company; or
(C)    give directions with respect to the operating and financial policies of the Group Company with which the directors or other equivalent officers of the Group Company are obliged to comply;
(ii)the holding beneficially of more than 50% of the issued share capital of the Group Company (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital); and
(b)acting in concert means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly, of shares in the subsidiary by any of them, either directly or indirectly, to obtain or consolidate control of the subsidiary

Charged Assets	other than the Excluded Intellectual Property, the property, assets and undertaking which from time to time are, or are expressed to be, subject to the Security pursuant to the Security Documents
CIPO	Canadian Intellectual Property Office
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Code	the US Internal Revenue Code of 1986
Comet Swiss Closing Date	the date on which Comet Swiss Completion occurs
Comet Swiss Completion	the completion of the Comet Swiss Merger in accordance with the Swiss Merger Agreement
Comet Mergers	the Comet US Merger and the Comet Swiss Merger
Comet Swiss Merger	the merger by absorption of Comet Therapeutics into VectivBio Comet in accordance with the Swiss Merger Agreement
Comet US Merger	the reverse subsidiary merger by way of the acquisition of the entire issued capital stock of Comet Therapeutics by the Borrower in accordance with the US Merger Agreement
Commitment	the principal amount of the Facility set out in clause 2 (The Facility) of the applicable Loan Agreement, to the extent not cancelled or reduced under such Loan Agreement
Conditions Subsequent	all the documents and evidence specified in Part 3 (Conditions Subsequent) of Schedule 3 (Conditions) in form and substance satisfactory to the Lender
Data Room	the data room maintained by the Borrower containing the documents relating to the Obligors listed in the index appended at Schedule 20 (Data Room Index)
Delegate	any delegate, agent, attorney or co-trustee appointed by the Lender
Discharge Date	the date on which the Lender is satisfied that all the Secured Liabilities have been irrevocably discharged in full and no further Secured Liabilities are capable of arising
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Disruption Event	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties
Drawdown Date	the date on which a Loan is made, or is to be made
Drawdown Request	in respect of each Loan, a drawdown request, substantially in the form set out in Schedule 5 (Form of Drawdown Request)
End of Loan Payment	in respect of each Loan, a fee equal to 3% of the principal amount (and in the case of a drawdown of the Facility under the CLA, the unconverted principal amount) drawn down on such Loan
Equipment	any and all those manufacturing tooling and equipment and development equipment owned and/or used by the Group in connection with the business and operations of the Group and other products of the Group and/or used in connection with the business and operations of the Group
Euro and €	the lawful currency in the European Union
Event of Default	any event or circumstance listed in paragraph 1 of Schedule 14 (Events of Default)
Excluded Intellectual Property
(a)the Patents listed at Schedule 21; and
(b)any future Patents and/or Trademarks with respect to apraglutide granted, issued or pending in Japan but all such Patents and/or Trademarks shall cease to be Excluded Intellectual Property if the AKP Transaction does not complete by 30 June 2022 (or such later date as the Lender may agree to in writing and in its sole discretion). Notwithstanding the foregoing, all such Patents and/or Trademarks shall once again become Excluded Intellectual Property if, after 30 June 2022, the Borrower enters into a development and commercialization agreement providing a partner with exclusive rights to all such Patents and/or Trademarks in Japan

Facility	the facility made available under a Loan Agreement as described in clause 2 (The Facility) of the applicable Loan Agreement
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FATCA
(a)sections 1471 to 1474 of the Code or any associated regulations;
(b)any treaty, law or regulation of any other jurisdiction, or relating to an inter-governmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or
(c)any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the IRS, the US government or any governmental or taxation authority in any other jurisdiction

FATCA Application Date
(a)in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or
(b)in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA

FATCA Deduction	a deduction or withholding from a payment under a Finance Document required by FATCA
FATCA Exempt Party	a Party that is entitled to receive payments free from any FATCA Deduction
Ferring	Ferring International Center SA
Ferring Consent	the acknowledgement, consent and agreement from Ferring addressed to VectivBio AG and the Lender consenting to the grant of security over the Ferring Licence in a form approved by the Lender
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Ferring Licence
the amended and restated exclusive license agreement dated 6 December 2016, as amended on 30 September 2018 and 13 June 2019, between Ferring and GTI (and subsequently transferred and assigned by GTI to VectivBio AG pursuant to a Transfer Agreement dated 8 April 2021, a Contribution, Assignment and Assumption Agreement dated 8 April 2021 and a Confirmatory Assignment and Assumption Agreement effective as of 8 April 2021) in relation to the patents set out in Schedule 22 (Ferring Intellectual Property)

Finance Document	this Agreement, any Loan Agreements, the Security Documents, any Accession Deed, any Drawdown Request and any other document designated as such by the Lender and the Borrower
First Extension	fulfilment of either of the Loan B Conditions on or prior to 31 March 2023
Fund Manager	a person whose principal business is to make, manage or advise upon investments in securities
Governmental Approvals	any consent, authorisation, approval, order, licence, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by on in respect of, any Governmental Authority
Governmental Authority	any nation or government, any state, province, or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, Regulatory Authority, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organisation
Group	the Borrower and its subsidiaries (if any) and any entity controlled by the Borrower from time to time and Group Company means any member of the Group
Group Structure Chart	the group structure chart in the agreed form
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Guarantee Agreements
the guarantees in a form approved by the Lender to be given by each Obligor in favour of the Lender pursuant to clause 9 (Guarantee and Indemnity) and Schedule 10 (Guarantee and Indemnity), including but not limited to:
(a)a Swiss law guarantee agreement to be granted by Obligors incorporated in Switzerland (the Swiss Guarantee Agreement);
(b)a US law guarantee agreement to be granted by Obligors incorporated in the US; and
(c)a Québec law guarantee agreement to be granted by Obligors domiciled in the Province of Québec (Canada)

Guarantor	an Original Guarantor or an Additional Guarantor
Guidelines	together, guideline S-02.123 in relation to interbank loans of 22 September 1986 (Merkblatt "Verrechnungssteuer auf Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben)" vom 22. September 1986), guideline S-02.130.1 in relation to money market instruments and book claims of April 1999 (Merkblatt vom April 1999 betreffend Geldmarktpapiere und Buchforderungen inländischer Schuldner), circular letter No. 34 of 26 July 2011 (1-034-V-2011) in relation to deposits (Kreisschreiben Nr. 34 "Kundenguthaben" vom 26. Juli 2011) and the circular letter No. 15 of 3 October 2017 (1-015-DVS-2017) in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss withholding tax and Swiss stamp taxes (Kreisschreiben Nr. 15 "Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer und der Stempelabgaben" vom 3. Oktober 2017), circular letter No. 46 of 24 July 2019 (1-046-VS-2019) in relation to syndicated credit facilities (Kreisschreiben Nr. 46 betreffend steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen vom 24. Juli 2019) and circular letter No. 47 of 25 July 2019 (1-047-V-2019) in relation to bonds (Kreisschreiben Nr. 47 betreffend Obligationen vom 25. Juli 2019), in each case as issued, amended or replaced from time to time, by the Swiss Federal Tax Administration or as substituted or superseded and overruled by any law, statute, ordinance, court decision, regulation or the like as in force from time to time
IFRS	international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements
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Indebtedness
any indebtedness for or in respect of:
(a)borrowing or raising money, including any premium and any capitalised interest on that money;
(b)any bond, note, loan stock, debenture, commercial paper or similar instrument;
(c)any acceptance credit facility or dematerialised equivalent or bill-discounting, note purchase or documentary credit facilities;
(d)monies raised by selling, assigning or discounting receivables or other financial assets on terms that recourse may be had to the Borrower in the event of non-payment of such receivables or financial assets when due;
(e)any deferred payments for assets or services acquired, other than trade credit that is given in the ordinary course of trade and which does not involve any deferred payment of any amount for more than 90 days;
(f)any rental or hire charges under any finance leases (whether for land, machinery, equipment or otherwise);
(g)any counter-indemnity obligation in respect of any guarantee, bond, standby letter of credit or other instrument issued by a third party in connection with the Borrower’s performance of a contract;
(h)any other transaction that has the commercial effect of borrowing (including any forward sale or purchase agreement and any liabilities which are not shown as borrowed money on the Borrower’s balance sheet because they are contingent, conditional or otherwise);
(i)any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and when calculating the value of any derivative transaction, only the marked to market value shall be taken into account); and
(j)any guarantee, counter-indemnity or other assurance against financial loss that the Borrower has given for any Indebtedness of the type referred to in paragraphs (a) to (i) above of this definition incurred by any person, when calculating Indebtedness, no liability shall be taken into account more than once

Information	information, in written or electronic format, supplied to the Lender by it, or on its behalf of, in connection with the Facility and the Finance Documents, including the contents of the Data Room
Intellectual Property
(a)any patents, trademarks, service marks, designs, industrial designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and
(b)the benefit of all applications and rights to use such assets of each Group Company (which may now or in the future subsist)

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Interim Payment
in respect of each Loan, the payment in respect of interest accruing on such Loan during the period from and including its Drawdown Date to the first Repayment Date, being the amount of interest accruing on the amount drawn down for the period from and including the Drawdown Date to first Repayment Date

Interest Only Period	the period from the Drawdown Date of the relevant Loan to the Interest Only Period Expiry Date (inclusive)
Interest Only Period Expiry Date	(a)in respect of each Loan A1, Loan A2 and Loan B: 31 March 2023; (b)if extended pursuant to the First Extension: 31 December 2023; (c)if extended pursuant to the Second Extension: 30 June 2024
Inventory	present and future inventory in which an Obligor has any interest, including merchandise, stock in trade, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of an Obligor, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other proceeds (including insurance proceeds) from the sale or disposition of any of the foregoing and any documents of title
Investment	any beneficial ownership of (including shares, stock, partnership interest or other securities) any person, or any loan, advance or capital contribution to any person
IRS	the US Internal Revenue Service
Joint Venture	any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity
Key Person(s)	the Chief Executive Officer of the Group
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Legal Reservations
(a)the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;
(b)the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;
(c)the principle that in certain circumstances any security expressed to be granted by way of fixed charge may be re-characterised as a floating charge or any security expressed to be granted by way of assignment or assignation may be re-characterised as a charge;
(d)the principle that the creation or purported creation of security over any contract or agreement which is subject to a prohibition against transfer, assignment, assignation or charging may be void, ineffective or invalid and may give rise to a breach entitling the contracting party to terminate or take other action in relation to such contract or agreement;
(e)that a court may refuse to give effect to a purported contractual obligation to pay costs imposed upon another party in respect of the costs of any unsuccessful litigation brought against that party or may not award by way of costs all of the expenditure incurred by a successful litigant in proceedings brought before that court;
(f)the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant; and
(g)similar principles, rights and defences under the laws of any Relevant Jurisdiction

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Limitation Acts	the Limitation Act 1980 and the Foreign Limitation Periods Act 1984
Listing	the listing and eligibility for trading of the Ordinary Shares on NASDAQ or any successor stock exchange to NASDAQ
Loan	any amount drawn down or to be drawn down by the Borrower under this Agreement or the principal amount outstanding for the time being of such drawn down amount
Loan A1	the facility tranche designated as “Loan A1” made available under a Loan Agreement as described in clause 2 (The Facility) of the applicable Loan Agreement
Loan A1 Commitment	the principal amount of the Loan A1 set out in clause 2 (The Facility) of the applicable Loan Agreement, to the extent not cancelled or reduced under such Loan Agreement
Loan A2	the facility tranche designated as “Loan A2” made available under a Loan Agreement as described in clause 2 (The Facility) of the applicable Loan Agreement
Loan A2 Commitment	the principal amount of the Loan A2 set out in clause 2 (The Facility) of the applicable Loan Agreement, to the extent not cancelled or reduced under such Loan Agreement
Loan B	the facility tranche designated as “Loan B” made available under a Loan Agreement as described in clause 2 (The Facility) of the applicable Loan Agreement
Loan B Commitment	the principal amount of the Loan B set out in clause 2 (The Facility) of the applicable Loan Agreement, to the extent not cancelled or reduced under such Loan Agreement
Loan B Conditions	the conditions set out in Schedule 4 (Further Conditions)
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Material Adverse Effect
any event or circumstance which, in the reasonable opinion of the Lender, has a material adverse effect on:
(a)the Borrower’s ability to perform or otherwise comply with all or any of its material obligations under the Finance Documents;
(b)the business, operations, property or condition (financial or otherwise) of the Group taken as a whole; or
(c)the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Party under any of the Finance Documents

Member of the same Fund Group
if the Lender is a fund, partnership, company, syndicate or other entity whose business is managed by a Fund Manager (an Investment Fund) or a nominee of that person:
(a)any participant or partner in or member of any such Investment Fund or the holders of any unit trust which is a participant or partner in or member of any Investment Fund but only in connection with the dissolution of the Investment Fund or any distribution of assets of the Investment Fund pursuant to the operation of the Investment Fund in the ordinary course of business;
(b)any Investment Fund managed or exclusively advised by that Fund Manager;
(c)a parent undertaking or subsidiary undertaking of that Investment Fund or Fund Manager, or any subsidiary undertaking of any parent undertaking of that Investment Fund or Fund Manager; or
(d)any trustee, nominee or custodian of such Investment Fund and vice versa

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Member of the same Group	as regards the Lender, a company which is from time to time a parent undertaking or a subsidiary undertaking of that company or a subsidiary undertaking of such a parent company
Merger Agreements
(a)the agreement and plan of merger dated 30 August 2021 relating to Comet US Merger and made between, amongst others, SDI, the Borrower and Comet Therapeutics (the US Merger Agreement); and
(b)the merger agreement relating to Comet Swiss Merger to be made between Comet Therapeutics and VectivBio Comet substantially in the form that has been delivered to the Lender under Part 1 (Closing Conditions) and Part 2 (Conditions Precedent) to Schedule 3 (Conditions) (the Swiss Merger Agreement)

Merger Documents	the Merger Agreements, any disclosure letter and any other document designated as a Merger Document by the Lender and the Borrower
Minimum Loan Amount	in respect of Loan A1, Loan A2 and Loan B, an amount not less than the Euro equivalent of $5,000,000 allocated between this Agreement and the CLA in accordance with its terms
Non-Bank Rules	together, the 10 Non-Bank Rule and the 20 Non-Bank Rule
Obligors	the Borrower and the Guarantor(s), and Obligor means any of them
Obligors’ Books	all of the Obligors’ books and records including ledgers, records regarding that Obligor’s assets or liabilities, the Charged Assets, business operations or financial condition and all computer programs or discs or any equipment containing such information
Ordinary Shares	the ordinary shares of CHF 0.05 per share of the Borrower
Original Financial Statements	the latest available audited financial statements of the Borrower delivered under Part 1 (Closing Conditions) of Schedule 3 (Conditions)
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Original Jurisdiction	in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated, organized or formed, as applicable as at the date of this Agreement or, in the case of an Additional Guarantor, as at the date on which that Additional Guarantor becomes Party as a Guarantor
Party or Parties	each party and the parties to this Agreement
Patents	the patents and patent applications of each Obligor as described in Part 1 (Patents) of Schedule 19
Perfection Requirements	the making or procuring of appropriate registrations, filings, endorsements, notarisations, intimations, stamping and/or notifications of the Security Documents and/or the security expressed to be created under the Security Documents determined by the legal advisers to the Lender to be necessary in any relevant jurisdiction for the enforceability or production in evidence of the relevant Security Document
Permitted Acquisition
means:
(a)the Comet Mergers; and
(b)an acquisition, for cash consideration, of (i) all of the issued share capital of a limited liability company or (ii) (if the acquisition is made by a limited liability company whose sole purpose is to make the acquisition) a business or undertaking carried on as a going concern, but only if:
(i)such acquisition is permitted by the Board of the Borrower;
(ii)no Default is continuing on the closing date for the acquisition or would occur as a result of the acquisition;
(iii)the acquired company, business or undertaking is engaged in a business substantially the same to that carried on by the Group;
(iv)written notification of such acquisition is given to the Lender promptly and no later than five (5) Business Days prior such acquisition; and
(v)Security (in such form as the Lender may require) is provided to the Lender over such acquired company, business or undertaking promptly and within thirty (30) Business Days after such acquisition

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Permitted Indebtedness
(a)the Obligors’ Indebtedness to a Lender under the Finance Documents;
(b)Indebtedness between an Obligor and any of its subsidiaries as permitted under paragraph 2.17 (Subsidiary Restrictions) of Schedule 12 (Covenants);
(c)Subordinated Debt;
(d)unsecured Indebtedness to trade creditors (to be) incurred and (to be) discharged in the ordinary course of business;
(e)Indebtedness not permitted by the preceding paragraphs, with the prior written consent of the Lender; and
(f)extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness set out in paragraphs (a) to (f) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon any Obligor or any Subsidiary, as the case may be

Permitted Joint Venture
any investment in any Joint Venture where:
(a)such investment is permitted by the Board of the Borrower;
(b)no Default is continuing on the closing date for the investment or would occur as a result of the investment;
(c)the Joint Venture is engaged in a business substantially the same to that carried on by the Group;
(d)written notification of such investment is given to the Lender promptly and no later than five (5) Business Days before such investment; and;
(e)upon the Lender’s request, Security (in such form as the Lender may require) is provided to the Lender over such investment promptly and within ten (10) Business Days after such request

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Permitted Security
(a)Security arising under the Finance Documents;
(b)any lien arising by operation of law in the ordinary course of business or trading;
(c)any Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Group;
(d)prior to the first Drawdown Date, a hypothec dated 28 October 2015 granted by GTI in favour of the Royal Bank of Canada in respect of a guaranteed investment certificate in the amount of 15,000 Canadian Dollars issued by the Royal Bank of Canada to GTI (the RBC Legacy Security);
(e)any Security granted with the prior written consent of the Lender

Permitted Transferee
(a)a nominee of the Lender;
(b)a Member of the same Group;
(c)a Member of the same Fund Group; and
(d)any third party other than (i) any person whose primary investment strategy is the purchase of distressed debt or “loan to own” activities, or (ii) a competitor of the Group

Potential Event of Default
any event or circumstance specified in paragraph 1 (Events of Default) of Schedule 14 (Events of Default and Acceleration), which would, on the giving of notice, expiry of any grace period, making of any determination under the Finance Documents or satisfaction of any other condition (or any combination thereof), be an Event of Default

Prepayment Fee	any prepayment fee payable under clause 7 (Fees, Charges and Expenses)
Prepayment Notice	has the meaning given to this term in paragraph 2.1.1 of Schedule 6 (Additional Repayment Terms and Prepayment)
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Qualifying Bank	(a) any bank as defined in the Swiss Federal Act for Banks and Savings Banks dated 8 November 1934 (Bundesgesetz über die Banken und Sparkassen); or

(b)    a person or entity which effectively conducts banking activities with its own infrastructure and staff as its principal purpose and which has a banking license in full force and effect issued in accordance with the banking laws in force in its jurisdiction of incorporation, or if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch, all and in each case within the meaning of the Guidelines

Receivables
all present and future book debts, accounts, accounts receivable, contract rights, and other obligations owed to the Obligors in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guarantees, other security and all merchandise returned to or reclaimed by the Obligors and any Obligors’ Books relating to any of the foregoing, as such definition may be amended from time to time and each a Receivable

Receiver	a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Assets
Regulatory Authority	any competent authority in any country or region that regulates medicines and healthcare products, including the Federal Food and Drug Administration
Relevant Jurisdiction
in relation to an Obligor:
(a)its Original Jurisdiction;
(b)any jurisdiction where any asset subject to or intended to be subject to Transaction Security to be created by it is situated;
(c)any jurisdiction where it conducts its business; and
(d)the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it

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Repayment Date	the first Business Day of each calendar month (with the first such date being the first Business Day of the calendar month immediately following the first Drawdown Date)
Repayment Schedule	in respect of each Loan made under the Facility in the CLA, a repayment schedule issued by the Lender prior to each Drawdown Date (as supplemented or replaced from time to time)
Repeating Representations
each of the representations and warranties set out in clause 10 and Schedule 11 (Representations and Warranties) other than those set out at the following paragraphs of Schedule 11 (Representations and Warranties):
(a)8 (Insolvency);
(b)9 (Taxation);
(c)10 (Deduction of Tax);
(d)12 (Information) except for paragraph 12.4;
(e)13.2 (Financial Statements);
(f)16 (No proceedings);
(g)29 (Group Structure Chart);
(h)30 (Obligors); and
(i)32 (Merger documents, disclosures and other documents)

Responsible Officer	each of the chief executive officer, managing director, director, president, chief financial controller (or equivalent) of each Obligor
Restricted Party
means a person that is:
(a)listed on, or owned or controlled by a person listed on a Sanctions List, or a person acting on behalf of such a person;
(b)located in or organised under the laws of a country or territory that is subject to country- or territory-wide Sanctions, or a person who is owned or controlled by, or acting on behalf of such a person; or
(c)otherwise a subject of Sanctions

Sanctions	any trade, economic or financial sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by a Sanctions Authority
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Sanctions Authority
(a)the Security Council of the United Nations;
(b)the United States of America;
(c)the European Union;
(d)the United Kingdom;
(e)Canada;
(f)Switzerland; or
(g)the official institutions or agencies of any of paragraphs (a) to (e) immediately above, including OFAC, the United States Department of State, Her Majesty’s Treasury and the Swiss State Secretariat for Economic Affairs

Sanctions List	means the Specially Designated Nationals and Blocked Persons listed maintained by OFAC, the Consolidated List of Financial Sanctions Targets maintained by Her Majesty’s Treasury, the Canadian Sanctions List, the Sanctions List maintained by the Swiss State Secretariat for Economic Affairs or any similar list maintained by, or public pronouncement of a Sanctions designation made by a Sanctions Authority as amended, supplemented or substituted from time to time
SDI	Stichting Depositary Inkef Investment Fund
Second Extension	the announcement by the Borrower of positive Phase 3 results in the SBS-IF study by 31 December 2025
Secured Liabilities	all present and future monies, obligations and liabilities (whether actual or contingent and whether owed jointly or severally, as principal or surety or in any other capacity whatsoever) of each Obligor to the Lender under any Finance Document or otherwise together with all interest (including, without limitation, default interest) accruing in respect of any of such monies, obligations and liabilities
Security	any mortgage, charge (whether fixed or floating, legal or equitable), pledge, lien, hypothec, assignment by way of security or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect
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Security Documents
any and all other documents entered into by any Obligor in favour of the Lender creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents, including but not limited to the security documents set out in Part 3 (Security Documents) of this Schedule and the Guarantee Agreements

Subordinated Debt	Indebtedness incurred by any Obligor which is subordinated to the Secured Liabilities and all other present or future indebtedness to the Lender of such Obligor’s (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to the Lender entered into between the Lender and the other creditor), including the Subordinated Documents
Subordinated Documents
(a)all existing agreements or arrangements for loans or other credit between Group Companies, including relating to the provision of a Loan or part of a Loan by the Borrower to any Guarantor
(b)future agreements or arrangements for loans or other credit between Group Companies (including relating to the provision of a Loan or part of a Loan by the Borrower to any Guarantor) on substantially the same terms as any such existing agreements or arrangements which the relevant Group Companies deem necessary in the ordinary course of business; and
(c)any other agreement for Subordinated Debt approved by the Lender

Swiss Bank Accounts	the bank accounts set out in Part 1 of Schedule 18 (Bank Accounts)
Swiss Borrower	a Borrower which is incorporated in Switzerland or, if different, is considered to be tax resident in Switzerland for Swiss Withholding Tax purposes
Swiss Obligor	an Obligor incorporated and organized under the laws of Switzerland
Swiss Withholding Tax	the tax imposed based on the Swiss Federal Act on Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer)
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Tax	any tax, levy, impost, duty or other charge, fee, deduction or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay, or delay in paying, any of these)
Tax Credit	a credit against, relief or remission for, or repayment of any Tax
Tax Deduction	a deduction or withholding for, or on account of, Tax from a payment under a Finance Document, other than a FATCA Deduction
Termination Date	(a)in respect of each Loan A1, Loan A2 and Loan B: 31 March 2025; (b)if extended pursuant to the First Extension: 31 December 2025; (c)if extended pursuant to the Second Extension: 30 June 2026
Third Party IP	any Intellectual Property owned by a person other than an Obligor and used by one or more Obligors
Trading Day	the days on which the Ordinary Shares can be traded on NASDAQ (or any successor stock exchange to NASDAQ)
Treasury Transactions	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price
Total Compulsory Drawdown Amount	Euro equivalent of $10,000,000 (of which the Euro equivalent of $2,500,000 shall be drawn down under the CLA)
Trademarks	the trademarks and trademark applications of each Obligor as described in Part 2 (Trademarks) of Schedule 19
Transaction Security	the Security created or expressed to be created in favour of the Lender pursuant to the Security Documents
Unpaid Amount	any sum or amount which is not paid on its due date by the Borrower under this Agreement or any other Finance Document
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US	the United States of America
US Bank Accounts	the bank accounts set out in Part 2 of Schedule 18 (Bank Accounts)
US Obligor	an Obligor incorporate and/or registered in the US
US Security Agreement	has the meaning given to that term in Part 3 (Security Documents) of this Schedule
US Tax Obligor	(a)a Borrower which is resident for tax purposes in the US; or (b)an Obligor, some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes
VAT
(a)any value added imposed by the Value Added Tax Act 1994;
(b)any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and
(c)any other tax of a similar nature, whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) or (b) above, or imposed elsewhere

VWAP Calculation Date	(i) for the Total Compulsory Drawdown Amount, the Drawdown Date of the Total Compulsory Drawdown Amount or 31 March 2022 (whichever is earlier) and (ii) for all other amounts drawn down under the Loan Agreements after drawdown of the Total Compulsory Drawdown Amount, the relevant Drawdown Date of such amount
Warrant Agreement
the warrant agreement constituting warrants to purchase shares in the capital of the Borrower dated on or about the date of this Agreement between (i) the Borrower and (ii) Kreos Capital VI (Expert Fund) LP

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Part 2 - Interpretation
1In this Agreement:
1.1clause, Schedule and paragraph headings shall not affect the interpretation of this Agreement;
1.2a reference to a person shall include a reference to an individual, firm, company, corporation, partnership, unincorporated body of persons, government, state or agency of a state or any association, trust, joint venture or consortium (whether or not having separate legal personality) and that person’s personal representatives, successors, permitted assigns and permitted transferees;
1.3the Lender, any Obligor, any Party, or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;
1.4a reference to a Holding Company or a Subsidiary means a holding company or a subsidiary (as the case may be) as defined in section 1159 of the 2006 Act and for the purposes only of the membership requirement contained in section 1159(1)(b) and (c), a company shall be treated as a member of another company even if its shares in that other company are registered in the name of:
1.4.1another person (or its nominee), by way of security or in connection with the taking of security; or
1.4.2its nominee,
in the case of a limited liability partnership which is a subsidiary of a company or another limited liability partnership, section 1159 of the 2006 Act shall be amended so that: (i) references in section 1159(1)(a) and (c) to voting rights are to the members’ rights to vote on all or substantially all matters which are decided by a vote of the members of the limited liability partnership; and (ii) the reference in section 1159(1)(b) to the right to appoint or remove a majority of its board of directors is to the right to appoint or remove members holding a majority of the voting rights;
1.5unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular;
1.6unless the context otherwise requires, a reference to one gender shall include a reference to the other genders;
1.7a reference to a Party shall include that Party’s successors, permitted assigns and permitted transferees;
1.8a reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time;
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1.9a reference to a statute or statutory provision shall include all subordinate legislation made from time to time under that statute or statutory provision;
1.10a reference to a time of day is to London time;
1.11a reference to writing or written includes fax and e-mail;
1.12an obligation on a Party not to do something includes an obligation not to allow that thing to be done;
1.13a reference to a Finance Document (or any provision of it) or to any other agreement or document referred to in any Finance Document is a reference to that Finance Document, that provision or such other agreement or document as amended (in each case, other than in breach of the provisions of this Agreement) from time to time;
1.14unless the context otherwise requires, a reference to a clause or Schedule is to a clause of, or Schedule to, this Agreement and a reference to a paragraph is to a paragraph of the relevant Schedule;
1.15any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms;
1.16a reference to directly or indirectly means (without limitation) either alone or jointly with any other person, whether on his own account or in partnership with another (or others) as the holder of any interest in or as officer, employee or agent of or consultant to any other person;
1.17a reference to a document in agreed form is to that document in the form agreed by the Lender and the Borrower and initialled by or on their behalf for identification;
1.18a reference to an amendment includes a novation, re-enactment, supplement or variation (and amended shall be construed accordingly);
1.19a reference to assets includes present and future properties, undertakings, revenues, rights and benefits of every description;
1.20a reference to an authorisation includes an approval, authorisation, consent, exemption, filing, licence, notarisation, registration and resolution;
1.21a reference to a certified copy of a document means a copy certified to be a true, complete and up-to-date copy of the original document, in writing and signed by a director or the secretary of the Party delivering the document;
1.22a reference to continuing in relation to an Event of Default means an Event of Default that has not been remedied or waived;
1.23a reference to determines or determined means, unless the contrary is indicated, a determination made at the discretion of the person making it;
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1.24a reference to a disposal of any asset, undertaking or business includes a sale, lease, licence, transfer, loan or other disposal by a person of that asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions);
1.25a reference to a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law, is of a type which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;
1.26any accounting terms that are not specifically defined in this Agreement shall be construed in accordance with the Accounting Principles; and
1.27"$", "USD" and "dollars" denote the lawful currency of the United States of America. "€", "EUR" and "euro" denote the single currency of the Participating Member States. "CHF" and "Swiss francs" denote the lawful currency of Switzerland.
2Interpretation (Québec):
For purposes of any assets, liabilities or entities located in the Province of Québec or charged by any deed of hypothec (or any other Security Document governed by the laws of the Province of Québec) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (i) “personal property” shall include “movable property”, (ii) “real property” or “real estate” shall include “immovable property”, (iii) “tangible property” shall include “corporeal property”, (iv) “intangible property” shall include “incorporeal property”, (v) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “right of retention”, “prior claim” and a “resolutory clause”, (vi) all references to filing, registering or recording of the Security Documents shall include publication under the Civil Code of Québec, and any reference to a “financing statement” shall include a reference to an application for publication under the Civil Code of Québec, (vii) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” Security as against third parties, (viii) any “right of offset”, “right of set-off” or similar expression shall include a “right of compensation”, (ix) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (x) an “agent” shall include a “mandatary”, (xi) “construction liens” or “statutory liens” shall include “legal hypothecs”, (xii) “joint and several” and “jointly and severally” shall include “solidary” and “on a solidary basis”, (xiii) “gross negligence or wilful misconduct” shall be deemed to be “intentional or gross fault”, (xiv) “beneficial ownership” shall include “ownership on behalf of another as mandatary”, (xv) “priority” shall include “prior claim, (xvi) “jurisdiction” shall include “province”, (xvii) “receivables”, “accounts” and “accounts receivable” shall include “claims”, (xviii) “guarantee”, “guarantor” shall include “suretyship” and “surety”, respectively, (xix) “deposit account” or “bank
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account” shall include a “financial account” (as defined in the Civil Code of Québec) maintained by a bank, (xx) “ordinary course of trade or trading” shall mean “ordinary course of business”, (xxi) “servitude” shall include “easement”, (xxii) “priority” shall be deemed to include “prior claim”, (xxiii) “survey” shall include “certificate of location and plan”, (xxiv) “fee simple title” shall include “absolute ownership”, (xxv) “foreclosure” shall include “the exercise of a hypothecary right”, (xxvi) “lease” shall include a “leasing” (crédit-bail), and (xxvii) with respect to any Guarantor whose Original Jurisdiction is the Province of Québec, the obligations of such Guarantor under the guarantee and indemnity set forth in clause 9 (Guarantee and Indemnity) and Schedule 10 (Guarantee and Indemnity) of this Agreement shall be solidary with the obligations of the Borrower and each other guarantor or surety of the obligations of the Borrower under this Agreement from time to time. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement.
Part 3 - Security Documents
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Schedule 2
DRAWDOWN
1CONDITIONS PRECEDENT
1.1Initial Conditions Precedent
The Borrower may not deliver a Drawdown Request unless:
1.1.1in respect of the Loan A1 and/or Loan A2, the Lender has received all the documents and evidence specified in Part 1 (Closing Conditions) and Part 2 (Conditions Precedent) to Schedule 3 (Conditions) in form and substance satisfactory to the Lender;
1.1.2in respect of the Loan B, the Lender has received all the documents and evidence specified in Part 1 (Closing Conditions) and Part 2 (Conditions Precedent) of Schedule 3 as applicable to Loan B, Part 3 (Conditions Subsequent) of Schedule 3 and Schedule 4 (Further Conditions) in form and substance satisfactory to the Lender;
1.1.3as at the date of a Drawdown Request, and as set out in a certificate issued to the Lender by the chief financial officer of the Borrower (CFO Certificate), the amount of Debt is less than 25% of the Market Capitalisation of the Borrower where:
(a)Debt means the total consolidated amount of Indebtedness of the Group including the aggregate amount of the Drawdown Request under the Loan Agreements; and
(b)Market Capitalisation means the total number of issued and outstanding shares (both Ordinary Shares and any other class of shares) multiplied by the 30 Day VWAP, the VWAP Calculation Date being the day prior to the date of the Drawdown Request for this purpose; and
1.1.4a draft of the CFO Certificate including the basis of calculation of Debt to Market Capitalisation has been approved by the Lender not less than three business days before the date of the Drawdown Request.
1.2Further conditions precedent
The Lender’s obligation to make a Loan is subject to the further conditions precedent that, on both the date of the Drawdown Request and the Drawdown Date:
1.2.1the Loan Agreements continue in full force and effect;
1.2.2all the Repeating Representations to be made by each Obligor (as the case may be) are true and correct and will be true and correct in all material respects immediately after the Lender has made the proposed Loan;
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1.2.3no Event of Default or Potential Event of Default is continuing or would result from the proposed Loan;
1.2.4since the date of this Agreement there has not been, in the Lender’s reasonable opinion, any material adverse change in the general business affairs, business, management, results of operations and condition (financial or otherwise) of the Borrower whether or not arising from transactions in the ordinary course; and
1.2.5the Borrower has delivered all documents and evidence as reasonably requested from the Lender from time to time.
1.3Waiver
The conditions specified in this paragraph 1 are inserted solely for the Lender’s benefit. The Lender may waive them, in whole or in part and with or without conditions, without prejudicing the Lender’s right to require subsequent fulfilment of such conditions.
2DRAWDOWN
2.1Availability Period
Subject to paragraph 1 (Conditions Precedent) of this Schedule, each Loan shall be made within the relevant Availability Period as set out below. After expiry of relevant Availability Period, the relevant Loan shall cease to be available:
2.1.1Loan A2 is available for drawdown from 30 June 2022;
2.1.2each of Loan A1 and A2 is to be drawn down before 30 September 2022; and
2.1.3Loan B is to be drawn down before 31 December 2022.
2.2Maximum number of Loans
2.2.1The Borrower may drawdown under the Loan A1 during its Availability Period in one or more drawdowns, provided that a Drawdown Request is for not less than the Minimum Loan Amount.
2.2.2The Borrower may drawdown under the Loan A2 during its Availability Period in one or more drawdowns, provided that a Drawdown Request is for not less than the Minimum Loan Amount.
2.2.3The Borrower may drawdown under the Loan B during its Availability Period in one or more drawdowns, provided that a Drawdown Request is for not less than the Minimum Loan Amount.
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2.3Minimum Drawdown
Two Drawdown Requests under Loan A1 and Loan A2 for an amount equal to the Total Compulsory Drawdown Amount must be delivered by the Borrower to the Lender by 30 September 2022.
2.4Delivery of a Drawdown Request
2.4.1The Borrower may request a Loan under Loan A1 or Loan A2 by delivering a completed Drawdown Request to the Lender by not later than 10.00 am, 30 days before the proposed Drawdown Date (or such shorter time as agreed by the parties).
2.4.2The Borrower may request a Loan under Loan B by delivering a completed Drawdown Request to the Lender by not later than 10.00 am, 30 days before the proposed Drawdown Date (or such shorter time as agreed by the parties).
2.5Completion of a Drawdown Request
A Drawdown Request:
2.5.1may only specify a single Loan; and
2.5.2shall only be regarded as having been completed if:
(a)the requested Drawdown Date is a Business Day before the end of the Availability Period;
(b)the requested Drawdown Date for Loan A2 is not before 30 June 2022;
(c)the first Drawdown Request for each of Loan A1, Loan A2 and Loan B Loan is for not less than the Minimum Loan Amount; and
(d)is in the form set out in Schedule 5 (Form of Drawdown Request); and
2.5.3once [***].
2.6Credit extension
Subject to satisfaction of all the applicable conditions in paragraph 1 (Conditions Precedent) and paragraph 2 (Drawdown) of this Schedule, the Lender shall make each Loan available to the Borrower in Euro in immediately available cleared funds on the relevant Drawdown Date to, or for the account of, the Borrower as specified in the Drawdown Request.
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2.7Cancellation of unused Facility
2.7.1If any amount of the Facility is not drawn during the Availability Period, that undrawn amount shall be cancelled automatically at the end of the Availability Period.
2.7.2Additionally, if the Lender considers, that any event or circumstance has occurred which, in the reasonable opinion of the Lender, has or is reasonably likely to have a Material Adverse Effect, any amount of the Commitment which, at that time, is unutilised shall be immediately cancelled.
2.8Conditions Subsequent
2.8.1Promptly and without delay on execution of the relevant Security Documents creating security over any Intellectual Property, the Borrower shall instruct its patent agents or appropriate local counsel, to prepare and deliver the documents required to register the Lender’s security interests over the Intellectual Property to the patent registries in the USA, UK, the European Patent Register (EPO) and the European Union Intellectual Property Office register and Swissreg as soon as possible and thereafter use all commercially reasonable endeavours to achieve registration of the Lender’s security interest thereon no later than 90 days from the date of this Agreement.
2.8.2If any objection or challenge to such registration is received or if any delay in such registration occurs or is likely to occur, the Borrower shall forthwith inform the Lender thereof, and, without prejudice to the Lender’s rights hereunder, agree how to deal with such objection, challenge or delay. The Lender may, after having provided not less than [***] Business Days’ notice to the Borrower of its intention to do the following, take on the registration process from the Borrower at the cost of and with the continuing assistance of the Borrower at any time.
2.8.3Promptly and without delay and in any event within [***] Business Days of the completion of the registration of the Pledge of Intellectual Property, the Borrower shall evidence of such registration to the Lender.
2.8.4In addition to the above, the Borrower shall deliver to the Lender the documents and evidence set out in Part 2 (Conditions Precedent) of Schedule 3 (Conditions) within the time period stated therein.
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Schedule 3
CONDITIONS
Part 1 – Closing Conditions
1CONSTITUTIONAL DOCUMENTS, RESOLUTIONS AND CERTIFICATES
1.1A copy of the constitutional documents of the Borrower and each Original Guarantor.
1.2A copy of the resolutions duly passed by the Board of the Borrower and each Original Guarantor:
1.2.1approving the entry into, terms of and transactions contemplated by the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party;
1.2.2confirming that entry into the relevant Finance Document is in its commercial interests;
1.2.3authorising specified persons to execute the Finance Documents to which it is a party on its behalf, to give all applicable notices (including any Drawdown Request) and take all other action in connection with the Finance Documents to which it is a party; and
1.2.4in the case of an Obligor other than the Borrower or a Swiss Obligor, authorising the Borrower to act as its agent in connection with the Finance Documents.
1.3A copy of a resolutions duly passed in a meeting of all the holders of issued shares in each Original Guarantor incorporated in Switzerland approving the terms of, and the transactions contemplated by, the Finance Documents to which such Original Guarantor is a party.
1.4A certificate, signed by a director or officer, as applicable, of the Borrower and each Original Guarantor:
1.4.1with respect to its constitutional documents;
1.4.2with respect to the resolutions referred to in paragraphs 1.2 and 1.3 above, as applicable;
1.4.3with a sample of the signature of each person authorised by the resolutions referred to in paragraph 1.2.3 above;
1.4.4confirming that borrowing or granting security in respect of the total Commitment would not mean any borrowing, guarantee, security or similar limit binding on it or any Obligor would be exceeded; and
1.4.5confirming that each copy document relating to it that it has provided under this Part 1 of Schedule 1 is correct, complete and in full force and effect and
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has not been amended or superseded as at a date no earlier than the date of this Agreement.
2FINANCE DOCUMENTS
2.1Each of the Finance Documents, duly executed by each Obligor, other than those listed in Part 3 of this Schedule.
2.2Each notice required to be sent under the Security Documents executed by the relevant Obligors.
2.3Each registration and/or filing required to perfect any security granted to the Lender under the Security Documents shall have been made.
2.4A copy of each insurance policy relating to the assets subject to the security created by the Security Documents.
2.5All other documents of title to be provided under the Security Documents.
3EQUITY DOCUMENTATION
3.1The Warrant Agreement.
3.2The Warrant Certificate (as defined in the Warrant Agreement).
4FINANCIAL
A copy of the Borrower’s latest available audited consolidated financial statements for the financial year ended 31 December 2020.
5OTHER DOCUMENTS AND EVIDENCE
5.1A copy of the Ferring Consent duly executed by the parties thereto.
5.2A copy of the Ferring Licence duly executed by the parties thereto.
5.3Evidence of payment by the Borrower of all fees and expenses incurred by the Lender and to be paid or reimbursed by the Borrower under clause 7 (Fees, charges and expenses).
5.4The Group Structure Chart.
5.5Provision of all information required by the Lender to enable it to comply with all know your customer or similar identification procedures under all applicable laws and regulations.
5.6A copy of any other authorisation, document, opinion or assurance which the Lender considers necessary in connection with the entry into, and performance of, the transactions contemplated by the Finance Documents, or for the Finance Documents to be valid and enforceable.
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5.7Lien searches evidencing that each item of the Charged Assets upon which an Obligor purports to grant a Security under the Finance Documents is free and clear of any and all Security except Permitted Security.
5.8A certificate of status, certificate of compliance, good standing certificate or analogous certificate of each of the Obligors.
5.9Evidence that any process agent referred to in the clause titled “Service of process” of this Agreement has accepted its appointment.
5.10Such other documentation in a form and substance satisfactory to the Lender as the Lender may request (in its absolute discretion).
Part 2 – Conditions Precedent
5.1The Drawdown Request for the Loan.
5.2The CFO Certificate.
5.3Evidence satisfactory to the Lender of the fulfilment of the Conditions Subsequent (to the extent that the period for fulfilment of such conditions has passed).
5.4If the first Drawdown Date is not on the same date as the date of this Agreement, a certificate, signed by a director or officer, as applicable, of the Borrower and each Original Guarantor to the effect that all documents and evidence delivered pursuant to conditions 1, 5.1, 5.2, and 5.7 in Part 1 (Closing Conditions) above remain valid and effective, and, to the extent that they may have changed, details of such change satisfactory to the Lender.
5.5The Collateral Assignment of Acquisition Agreement in respect of the US Merger Agreement duly executed by SDI.
5.6Evidence that the RBC Legacy Security has been fully released unconditionally.
5.7A copy of any other authorisation, document, opinion or assurance which the Lender considers necessary in connection with the entry into, and performance of, the transactions contemplated by the Finance Documents, or for the Finance Documents to be valid and enforceable.
5.8Such other documentation in a form and substance satisfactory to the Lender as the Lender may request (in its absolute discretion).
Part 3 – Conditions Subsequent
1The Borrower shall deliver to the Lender:
1.1within [***] days of the date of this Agreement (subject, in the case of receipt of a Notice of Recordation from the US Patent and Trademark Office, such [***]-day period shall be extended to a longer period that the Lender may agree in writing and in its sole discretion, to the extent that the failure to meet such deadline is a result of delays
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experienced in processing Notices of Recordation with such office), evidence satisfactory to the Lender of the registration of its security interest over the Intellectual Property in accordance with paragraph 2.8 (Conditions Subsequent) of Schedule 2 (Drawdown);
1.2within [***] days from the date on which such accounts are signed off by the auditor, a copy of the Borrower’s audited consolidated financial statements for the year ended 2021;
1.3as soon as reasonably practicable, and in any event within [***] from the date of this Agreement (or such longer period as the Lender may agree in writing and in its sole discretion), evidence satisfactory to the Lender of the notification of its security interest over the US Bank Accounts, the Canadian Bank Accounts and Swiss Bank Accounts in accordance with the relevant Security Document (and in the case of the US Bank Accounts, the delivery of a Deposit Account Control Agreement (springing) executed by the relevant Obligor and the relevant depositary bank with respect to the US Bank Account(s) covered by such agreement shall constitute evidence satisfactory o the Lender); and
1.4within [***] days of the date of this Agreement (or such longer period as the Lender may agree in writing and in its sole discretion), copies of the following documents duly executed by the parties thereto:
1.4.1a Québec law Deposit Account Control Agreement in respect of [***];
1.4.2a Deposit Account Control Agreement (springing) in respect of [***]; and
1.4.3a Deposit Account Control Agreement (springing) in respect of [***].
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Schedule 4
FURTHER CONDITIONS
Loan B - drawdown
1The Borrower shall provide evidence satisfactory to the Lender (acting reasonably) that it has achieved on or before 31 December 2022:
1.1release of interim data for the Phase 2 STARS Nutrition study which supports continuation of such study; and
1.2raising $80,000,000 by way of: (a) new equity and/or subordinated convertible debt from existing or new investors, and/or (b) [***] other payments made under [***].
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Schedule 5
FORM OF DRAWDOWN REQUEST
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Part 1 – Repayment Schedule
[Repayment Schedule to be included]
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Schedule 6
ADDITIONAL REPAYMENT TERMS AND PREPAYMENT
1ADDITIONAL REPAYMENT TERMS
1.1Currency of account
1.1.1Subject to paragraph 1.1.2 of this Schedule, the currency of account shall be Euro and all payments that the Borrower makes under this Agreement shall be made:
(a)in full, without any deduction (except as allowed by paragraph 1.1 (Tax gross-up) of Schedule 9 (Tax and Indemnities)), set-off or counterclaim; and
(b)in immediately available cleared funds on the due date to an account which the Lender may specify to the Borrower for the purpose.
1.1.2The Borrower shall pay costs, expenses, Taxes and indemnified amounts (and any interest payable on those amounts) in the currency in which they are incurred.
1.2Discharge Date
Any repayment or prepayment of a Loan or any part of it shall be a provisional fulfilment of the relevant payment obligation owing to the Lender until the Discharge Date shall have passed.
1.3Business Days
Any payment under any Finance Document which is due to be made on a day which is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one), or the immediately preceding Business Day (if there is not). Any interest or other amount accruing on a daily basis shall be calculated accordingly.
2PREPAYMENTS
2.1Voluntary prepayment
2.1.1Subject to clause 5 (Prepayment) and this paragraph 2, the Borrower may prepay all of a Loan (but not part) by notifying the Lender at least [***] days in advance of a date ending on a Repayment Date (Prepayment Notice).
2.1.2The Borrower shall pay to the Lender the outstanding principal amount of the Loan, together with accrued and unpaid interest on that Loan and all other sums payable under the Finance Documents (including, without limitations, the End of Loan Payment and the Prepayment Fee).
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2.2Illegality
2.2.1Without affecting the Lender’s rights to convert any Loan or any part of it under the CLA, the Lender may require the Borrower to prepay any Loan, if:
(a)any law or regulation is introduced or changed, or there is any change in the way any court or regulatory authority interprets or applies any law or regulation which;
(b)complying with any direction, request or requirement (whether or not having the force of law) of any monetary agency, central bank, or governmental or regulatory authority; or
(c)any judgment, order or direction of any court, tribunal or authority binding on the Lender, makes it unlawful for the Lender to make any Loan, or allow any Loan to remain outstanding or fund or maintain the Commitment, or allow the Commitment to remain outstanding.
2.2.2To require prepayment under paragraph 2.2.1 above, the Lender shall give notice to the Borrower demanding prepayment and giving the date for that prepayment. The date for prepayment shall be:
(a)the next Repayment Date for each relevant Loan or Loans to be prepaid; or
(b)if earlier, the date the Lender certifies to be the last date for payment under any law, regulation, direction, request, requirement, judgment or order specified in paragraph 2.2.1 above.
2.2.3The Borrower shall prepay the Loans as set out in the notice, together with accrued interest on those Loans and all other sums payable under the Finance Documents (including, without limitation, the End of Loan Payment and the Prepayment Fee).
2.2.4The Lender’s obligations to make Loans available shall terminate on it giving notice under paragraph 2.2.2 above, and any amount of the Commitment which is unutilised shall be automatically cancelled on that date.
2.3Change of Control
2.3.1The Borrower shall promptly notify the Lender if:
(a)there is a Change of Control; or
(b)an Obligor becomes aware of circumstances that may result in a Change of Control.
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2.3.2Upon the occurrence of a Change of Control, subject to the issue of a Conversion Notice (as defined in the CLA) for conversion of the Loans (in the case of the CLA) and unless otherwise required by the Lender, all Loans, accrued interest and all other amounts due under this Agreement and all other amounts accrued under the Finance Documents (including without limitation the End of Loan Payment and the Prepayment Fee) shall become immediately due and payable.
2.4Repayment and prepayment general provisions
2.4.1Any Prepayment Notice that the Borrower gives under this Agreement [***]. A Prepayment Notice shall oblige the Borrower to prepay the relevant Loan as set out in that notice.
2.4.2The Borrower may not re-borrow any part of the Facility which has either been repaid or prepaid under this Agreement and no amount of the Commitment cancelled under this Agreement may be reinstated.
2.4.3Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid, and all other sums payable under the Finance Documents (including, without limitation, the End of Loan Payment and the Prepayment Fee).
2.4.4If the Borrower does not make a prepayment on the date for prepayment specified in this Agreement, or gives a Prepayment Notice but fails to make the prepayment on the date specified in the Prepayment Notice, the default interest provisions of paragraph 2 (Default interest) of Schedule 7 (Additional Interest Terms and Default Interest) shall apply to the unpaid prepayment amount.
2.4.5No repayment or prepayment is permitted, except in accordance with the express terms of this Agreement.
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Schedule 7
ADDITIONAL INTEREST TERMS AND DEFAULT INTEREST
1ADDITIONAL INTEREST TERMS
1.1Interest Act (Canada)
For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields. Each Obligor hereby irrevocably agrees not to plead or assert, whether by way of defence or otherwise, in any proceeding relating to this Agreement and the other Finance Documents, that the interest payable under this Agreement and the calculation thereof has not been adequately disclosed to it, whether pursuant to section 4 of the Interest Act (Canada) or any other applicable law or legal principle.
1.2Criminal Code (Canada)
Notwithstanding any other provision of this Agreement or any other Finance Document, in no event will any Finance Document require the payment or permit the collection of interest or other amounts from any Obligor incorporated or formed under the laws of Canada or any province or territory thereof in an amount or at a rate in excess of the amount or rate that is permitted by applicable law or in an amount or at a rate that would result in the receipt by the Lender of interest at a criminal rate, as the terms "interest" and "criminal rate" are defined under the Criminal Code (Canada). If from any circumstance whatever, fulfilment of any provision of any Finance Document from any Obligor incorporated or formed under the laws of Canada or any province or territory thereof would result in exceeding the highest rate or amount permitted by applicable law for the collection or charging of interest, the obligation to be fulfilled will be reduced to reflect the highest permitted rate or amount. If from any circumstance the Lender ever receives anything of value as interest or deemed interest under any Finance Document from any Obligor incorporated or formed under the laws of Canada or any province or territory thereof that would result in exceeding the highest lawful rate or amount of interest permitted by applicable law, the amount that would be excessive interest will be applied to the reduction of the principal amount of the Facility, and not to the payment of interest, or if the excessive interest exceeds the unpaid principal balance of the Facility, the amount exceeding the unpaid balance will be refunded to the Borrower. In determining whether or not the interest paid or payable under any specified contingency exceeds the highest lawful rate, the Obligors and the Lender shall, to the maximum extent permitted by applicable law, (a)
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characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and their effects, (c) amortize, prorate, allocate and spread the total amount of interest throughout the term of the Facility so that interest does not exceed the maximum amount permitted by applicable law, and/or (d) allocate interest between portions of the obligations to the end that no portion will bear interest at a rate greater than that permitted by applicable law.
2DEFAULT INTEREST
2.1Payment of default interest
If an Obligor does not pay any sum it is obliged to pay under the Finance Documents when it is due, interest shall accrue under this paragraph 2 on that Unpaid Amount from time to time outstanding for the period beginning on its due date and ending on the date the Lender receives it, both before and after judgment and will be compounded with the Unpaid Amount on each Repayment Date (but will remain due and payable).
2.2Rate of interest
The rate of interest accruing under this paragraph 2 shall be the rate per annum which is [***]% higher than the rate of interest which would have been applied under clause 6.1 (Calculation of interest). If the Borrower fails to pay an Unpaid Amount within [***] Business Days of the date when it is due, the Borrower shall pay to the Lender a one-off late payment charge of [***]% of such Unpaid Amount to compensate the Lender for additional administrative expense.
2.3Default interest payable on demand
Interest accrued under this paragraph 2 shall be immediately payable by the Borrower on written demand by the Lender.
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Schedule 8
FEES, CHARGES AND EXPENSES
1FEES, CHARGES AND EXPENSES
1.1Transaction fee
The transaction fee is specified in clause 7.2.
1.2End of Loan Payment
On the final Repayment Date of any Loan and/or on the date of prepayment in the event of any prepayment pursuant to paragraph 2 (Prepayments) of Schedule 6 (Additional Repayment Terms and Prepayment), the Borrower shall pay to the Lender the applicable End of Loan Payment.
1.3Prepayment fee
If the Borrower prepays or is required to prepay any Loan in accordance with the terms of this Agreement, it prepayment of a Loan in accordance with the terms of this Agreement, the Borrower shall in respect of such Loan pay to the Lender on the date of prepayment, in addition to all other amounts payable under this Agreement (including paragraphs 2.1.2, 2.2.3 and 2.4.3 of Schedule 6 (Additional Repayment Terms and Prepayment), an early repayment fee as follows:
1.3.1if prepayment occurs within 12 months of drawdown of the Loan, a prepayment fee equal to all interest that would have been payable on the Loan from the date of prepayment to the Termination Date discounted by [***] for each year or part year remaining to the Termination Date (interest for a part year being calculated on a daily basis);
1.3.2if prepayment occurs within 13 to 24 months of drawdown of the Loan, a prepayment fee equal to [***] of principal amount of the Loan outstanding;
1.3.3if prepayment occurs within 25 to 36 months of drawdown of the Loan a prepayment fee equal to [***] of principal amount of the Loan outstanding;
1.3.4if prepayment occurs after 36 months of drawdown of the Loan, a prepayment fee equal to [***] of principal amount of the Loan outstanding.
1.4Transaction costs and expenses
The Borrower shall, within [***] Business Days of written request, pay to the Lender the amount of [***] in connection with:
1.4.1the negotiation, preparation, execution and perfection of the Finance Documents and the other documents referred to in them;
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1.4.2drawdown of the Facility and any step or documents required pursuant to paragraph 1 (Further Security and power of attorney) of Schedule 17 (Administration); and
1.4.3any amendment, extension, waiver, consent or suspension of rights (or any proposal for any of these) relating to a Finance Document or a document referred to in any of them.
1.5Enforcement and preservation costs
The [***] shall, promptly on demand, pay to the [***] the amount of [***] in connection with enforcing, preserving any rights under, or monitoring the provisions of, any Finance Document.
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Schedule 9
TAX AND INDEMNITIES
1TAXES
1.1Tax gross-up
1.1.1Each Obligor shall make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.
1.1.2A payment shall not be increased under this paragraph 1.1 by reason of Swiss Withholding Tax with respect to a specific Lender, if an Event of Default has not occurred or is continuing and the Non-Bank Rules would not have been violated if:
(a)such Lender, in relation to which the Borrower makes the payment, was a Qualifying Bank but on that date that Lender is not or has ceased to be a Qualifying Bank other than as a result of any change of law after the date it became a Lender under the Agreement;
(b)such Lender, in relation to which the Borrower makes the payment, would be considered as one (1) creditor only for the purposes of the Non-Bank Rules but on that date that Lender is not or has ceased to be classified as one creditor only for the purposes of the Non-Bank Rules other than as a result of any change of law after the date it became a Lender under the Agreement; or
(c)such Lender, in relation to which the Borrower makes the payment, had complied with its obligations in accordance with Schedule 15 (Changes of Parties); or
(d)the Lender would have complied with its obligations in accordance with Schedule 15 (Changes of Parties) and the Lender, in relation to which the Borrower makes the payment, became a Lender as a result of such breach of Schedule 15 (Changes of Parties).
1.1.3Promptly on becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), the Borrower shall notify the Lender. Similarly, the Lender shall notify the Borrower if it becomes aware that a Tax Deduction must be made on a payment payable to the Lender.
1.1.4If an Obligor is required to make a Tax Deduction by law from any payment due under any Finance Document, the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.
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1.1.5An Obligor shall make any Tax Deduction under this paragraph 1.1, and any payment required in connection with that Tax Deduction, within the time allowed and for the minimum amount required by law.
1.1.6Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Lender evidence reasonably satisfactory to the Lender that either the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
1.2Tax indemnity
1.2.1Within [***] Business Days of demand by the Lender, the Borrower shall pay the Lender an amount equal to the loss, liability or cost which the Lender determines that it has directly or indirectly suffered or will directly or indirectly suffer for or on account of Tax in respect of amounts payable to it under a Finance Document.
1.2.2Paragraph 1.2.1 above shall not apply to:
(a)any Tax assessed on the Lender under the law of the jurisdiction in which the Lender is incorporated or treated as resident for tax purposes if that Tax is imposed on, or calculated by reference to, the net income, profits or gains received or receivable (but not any sum deemed to be received or receivable) by the Lender; or
(b)to the extent a loss, liability or cost:
(i)is compensated for by an increased payment under paragraph 1.1.4 (Tax gross-up); or
(ii)relates to a FATCA Deduction required to be made by a Party.
1.2.3If the Lender makes (or intends to make) a claim under paragraph 1.2.1 above, it shall promptly notify the Borrower of the event which has caused (or will cause) that claim.
1.3Tax Credit
If an Obligor makes a payment under either of paragraph 1.1 (Tax gross up) or paragraph 1.2 (Tax indemnity) above and the Lender determines that:
1.3.1a Tax Credit is attributable to an increased payment of which that payment forms part, to that payment or to a Tax Deduction in consequence of which that payment was required; and
1.3.2the Lender has obtained and utilised that Tax Credit,
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the Lender shall pay an amount to the Obligor which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had that payment not been required to be made by the Obligor.
1.4Stamp taxes
The Borrower shall pay and, within [***] Business Days of demand, indemnify the Lender against any cost, loss or liability the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.
1.5Value Added Tax
1.5.1All amounts payable by the Borrower to the Lender under a Finance Document, that (in whole or in part) constitute consideration for VAT purposes are deemed to be exclusive of VAT. If VAT is chargeable on any supply made by the Lender to the Borrower under a Finance Document and the Lender is required to account to the relevant tax authority for such VAT, the Borrower shall pay the Lender (in addition to, and at the same time as, paying the consideration) an amount equal to the amount of the VAT and the Lender shall promptly provide an appropriate VAT invoice to the Borrower.
1.5.2Where a Finance Document requires the Borrower to reimburse the Lender for any costs or expenses, the Borrower shall, at the same time, reimburse and indemnify the Lender against all VAT incurred by the Lender in respect of those costs or expenses. The amount payable shall be the amount that the Lender reasonably determines is the amount that neither it, nor any other member of any group of which it is a member for VAT purposes, is entitled to recover from the relevant tax authority in respect of the VAT.
1.6FATCA information
1.6.1Subject to paragraph 1.6.3 below, each Party shall, within [***] Business Days of a reasonable request by another Party:
(a)confirm to that other Party whether it is:
(i)a FATCA Exempt Party; or
(ii)not a FATCA Exempt Party;
(b)supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and
(c)supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably
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requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.
1.6.2If a Party confirms to another Party pursuant to paragraph 1.6.1(a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.
1.6.3Paragraph 1.6.1(a) above shall not oblige the Lender to do anything, and paragraph 1.6.1(c) shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:
(a)any law or regulation;
(b)(in respect of the Lender only) any policy of the Lender;
(c)any fiduciary duty; or
(d)any duty of confidentiality.
1.6.4If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph 1.6.1(a) or 1.6.1(b) above (including, for the avoidance of doubt, where paragraph 1.6.3 above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation and other information.
1.7FATCA Deduction
1.7.1Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.
1.7.2Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment.
2INDEMNITIES
2.1Indemnities
Each Obligor jointly and severally shall, within [***] Business Days of demand, indemnify the Lender, any Receiver or Delegate against any cost, expenses, loss or liability incurred by it as a result of:
2.1.1the occurrence of any Event of Default;
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2.1.2a failure by an Obligor to pay any amount due under a Finance Document on its due date;
2.1.3funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Drawdown Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone);
2.1.4a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower;
2.1.5investigating any event which it reasonably believes is an Event of Default;
2.1.6acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised by the Borrower; or
2.1.7instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.
2.2Further indemnities
2.2.1Each Obligor jointly and severally shall within 5 Business Days of written demand indemnify the Lender and every Receiver and Delegate against any cost, expenses, loss or liability incurred by any of them as a result of:
(a)any failure by the Borrower to comply with its obligations under paragraph 1.4 (Transactions costs and expenses) and/or paragraph 1.5 (Enforcement and preservation costs) of Schedule 8 (Fees, charges and expenses);
(b)acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;
(c)the taking, holding, protection or enforcement of the Transaction Security;
(d)the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Lender and each Receiver and Delegate by the Finance Documents or by law; or
(e)any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.
2.2.2Every Receiver and Delegate may, in priority to any payment to the Lender, indemnify itself out of the Charged Assets in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this paragraph 2.2 and
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shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.
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2.3Limitation
In respect of a Swiss Obligor, Section 9.2 (Limitation of Security) of the Swiss Guarantee Agreement shall apply to this indemnity mutatis mutandis.
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Schedule 10
GUARANTEE AND INDEMNITY
1GUARANTEE AND INDEMNITY
1.1Guarantee Agreements
Each Guarantor irrevocably and unconditionally jointly and severally guarantees to the Lender punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents pursuant to the Guarantee Agreements.
1.2Guarantee and indemnity
Save to the extent that the provisions of this Schedule 10 may conflict with the Guarantee Agreements in respect of any individual Guarantor, each Guarantor irrevocably and unconditionally jointly and severally:
1.2.1guarantees to the Lender punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents;
1.2.2undertakes with the Lender that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and
1.2.3agrees with the Lender that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Lender immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Schedule 10 if the amount claimed had been recoverable on the basis of a guarantee.
1.3Continuing Guarantee
The Guarantee Agreements are a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.
1.4Additional security
The Guarantee Agreements are in addition to and are not in any way prejudiced by any other guarantee or security now or subsequently held by the Lender.
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Schedule 11
REPRESENTATIONS AND WARRANTIES
1DUE INCORPORATION
1.1It is a corporation, limited liability company, partnership or limited partnership, duly incorporated, organized or formed, as applicable, validly existing under the law of its jurisdiction of incorporation, organization or formation.
1.2It has the power to own its assets and carry on its business as it is being conducted.
2POWERS
It has the corporate power and authority to execute, deliver and perform its obligations under the Finance Documents to which it is a party and the transactions contemplated by them. No limit on its powers will be exceeded as a result of the borrowing or grant of Security, as applicable, contemplated by the Finance Documents to which it is a party.
3NON-CONFLICT
The execution, delivery and performance of the obligations in, and transactions contemplated by, the Finance Documents to which it is a Party do not and will not:
3.2.1conflict with its constitutional and/or organisational documents;
3.2.2conflict with any agreement or instrument binding on it or its assets or constitute a default or termination event (however described) under any such agreement or instrument; or
3.2.3conflict with any law or regulation or judicial or official order, applicable to it; or
3.2.4contravene any contractual, governmental or public obligation binding upon it to the extent such default could reasonably be expected to have a Material Adverse Effect.
4AUTHORISATIONS
4.1It has taken all necessary action and obtained all required Authorisations to enable it to execute, deliver and perform its obligations under the Finance Documents to which it is a party and the transactions contemplated by them and to make them admissible in evidence in its jurisdiction of incorporation, organization or formation, as applicable. Any such Authorisations are in full force and effect.
4.2All Authorisations necessary for the conduct of the business, trade and ordinary activities of members of the Group have been obtained or effected and are in full force and effect.
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5BINDING OBLIGATIONS
Subject to the Legal Reservations and the Perfection Requirements, the obligations expressed to be assumed by it in each of the Finance Documents to which it is a party:
5.2.1are legal, valid, binding and enforceable; and
5.2.2the Security Documents creates:
(a)valid, legally binding and enforceable Security for the obligations expressed to be secured by it; and
(b)perfected Security over the assets expressed to be subject to security in it, in favour of the Lender, having the priority and ranking expressed to be created by the Security Documents and ranking ahead of all (if any) Security and rights of third parties except those preferred by law, other than, in respect of the assets being the Ferring Licence, paragraph (d) of the Legal Reservations does not apply to this paragraph 5.
6REGISTRATION
Subject to the Perfection Requirements, it is not necessary to file, record or enrol any Finance Document with any registry, court or other authority to comply with any law applicable to any Obligor or to perfect any security granted to the Lender under the Security Documents or pay any stamp, registration, notarial or similar Taxes in relation to any Finance Document or any transaction contemplated by any Finance Document save for:
6.2.1registration of the Lender’s interest in respect of the Patents and the Trademarks pursuant to paragraph 1.13 (Intellectual Property) of Schedule 12 (Covenants);
6.2.2filing of UCC-1 financing statements in the United States in respect of each US Obligor and each other person that directly owns equity of a US Obligor or Intellectual Property registered in the US; and
6.2.3publication at the Register of Personal and Movable Real Rights (Québec) of each hypothec granted by an Obligor in favour of the Lender.
7CHOICE OF LAW
7.1The choice of governing law of the Finance Documents will be recognised and enforced in its Relevant Jurisdictions.
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7.2Any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.
8INSOLVENCY
No:
8.2.1corporate action, legal proceeding or other procedure or step described in paragraphs 1.6.4 to 1.6.6 (Insolvency) of Schedule 14 (Events of Default and Acceleration) (inclusive); or
8.2.2creditors’ process described in paragraph 1.7 (Creditors’ process) of Schedule 14 (Events of Default and Acceleration),
has been taken or, to the knowledge of the Borrower, threatened in relation to a Group Company; and none of the circumstances described in any of paragraphs 1.6.1 to 1.6.3 (Insolvency) of Schedule 14 (inclusive) applies to a Group Company.
9TAXATION
9.1It is not (and none of its Subsidiaries is) materially overdue in the filing of any Tax returns and it is not (and none of its Subsidiaries is) overdue in the payment of any amount in respect of Tax of EUR [***] (or its equivalent in any other currency) or more.
9.2No claims are being asserted against it in respect of Tax save for assessments in relation to the ordinary course of the business of the Obligors or claims contested in good faith and in respect of which adequate provision has been made and disclosed in the latest accounts of the Obligors or information delivered to the Lender under this Agreement.
9.3It is resident for Tax purposes only in its Original Jurisdiction.
10DEDUCTION OF TAX
No deduction for, or on account of, Tax is required from any payment that it may make under any Finance Document to the Lender.
11NO DEFAULT
11.1No Event of Default and, on the date of this Agreement, no Default is continuing or will occur when a Loan is made or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.
11.2No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination thereof, would constitute) a default or termination event (howsoever described) under any other agreement or instrument which is binding on it or to which
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any of its assets is subject which has or is reasonably likely to have a Material Adverse Effect.
12INFORMATION
12.1Save as disclosed in writing to the Lender prior to the date of this Agreement, the Information at the time it was supplied or at the date it was stated to be given (as the case may be):
12.1.1if it was factual information, was complete, true and accurate in all material respects;
12.1.2if it was an opinion or intention, was made after careful consideration and was fair and based on reasonable grounds; and
12.1.3was not misleading in any material respect, nor rendered misleading by a failure to disclose other information, except to the extent that it was amended, superseded or updated by more recent information supplied to the Lender by it, or on its behalf.
12.2No event or circumstance has occurred or arisen and no information has been omitted from the Information and no information has been given or withheld that results in the information, opinions, intentions, forecasts or projections contained in the Information being untrue or misleading in any material respect.
12.3All material information provided to the Lender in connection with the Comet Mergers, Comet Therapeutics and/or VectivBio Comet on or before the date of this Agreement and not superseded before that date (whether or not contained in the Information) is accurate and not misleading in any material respect and all projections provided to the Lender on or before the date of this Agreement have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied.
12.4The information contained in the Data Room and all other written information provided by any member of the Group (including its advisers) to the Lender was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any material respect.
13FINANCIAL STATEMENTS
13.1Each set of financial statements delivered to the Lender in respect of an Obligor:
13.1.1was prepared in accordance with the Accounting Principles consistently applied (as the case may be);
13.1.2(other than in the case of Swiss statutory accounts) gives a true and fair view of (if audited) or fairly presents (if unaudited) its financial condition and operations during the relevant accounting period; and
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13.1.3(other than the Quarterly Financial Statements) was approved by its directors in compliance with the relevant law of its jurisdiction of incorporation.
13.2There has been no material adverse change in the assets, business or financial condition of any Obligor since the date of the most recent financial information submitted to the Lender pursuant to paragraph 2 (Financial statements requirements) of Schedule 13 (Information Covenants).
14FORECASTS AND PROJECTIONS
All forecasts and projections supplied by or on behalf of an Obligor to the Lender were prepared on the basis of recent historical information and on the basis of reasonable assumptions and were fair (as at the date they were prepared and supplied) and arrived at after careful consideration.
15NO MATERIAL ADVERSE CHANGE
There has been no material adverse change in the business, assets, or financial condition of any Obligor since the date of the publication of its most recent audited financial statements.
16NO PROCEEDINGS
16.1No litigation, arbitration or administrative proceedings or investigations are taking place, pending or (to the best of its knowledge and belief (having made due and careful enquiry) threatened against it or any of its Subsidiaries which, if adversely determined, are reasonably likely to have a Material Adverse Effect.
16.2No judgment or order of a court, arbitral body or agency which is reasonably likely to have a Material Adverse Effect has (to the best of its knowledge and belief (having made due and careful enquiry)) been made against it or any of its Subsidiaries.
17NO BREACH OF LAWS
It has not breached any law or regulation which breach has or is likely to have a Material Adverse Effect.
18OWNERSHIP OF ASSETS
18.1Save for Third Party IP, it is the legal and beneficial owner of, and, save for liens arising by operation of law, has good, valid and marketable title to, all its assets and no Security exists over its assets except for the security created by the Security Documents and Permitted Security.
18.2All the shares in Comet Therapeutics Inc are legally and beneficially owned by the Borrower free from any claims, third party rights or competing interests.
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18.3Subject to the Legal Reservations and from its effective date (i.e. entry into the commercial register), the Swiss Merger Agreement will be legally binding and enforceable by VectivBio Comet without the consent of any third party in accordance with its terms.
19SHARES
19.1The shares of any member of the Group which are subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights. The constitutional documents of companies whose shares are subject to the Transaction Security (other than the constitutional documents of VectivBio AG and VectivBio Comet) do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security.
19.2Any transfer of the shares of VectivBio AG and VectivBio Comet on creation or enforcement of the relevant Transaction Security has been approved by resolutions duly passed by the Board of each of VectivBio AG and VectivBio Comet respectively.
19.3Except as provided in the CLA and the Warrant Agreement, and (in relation to the Borrower only) any equity incentive plan (and related award agreements), there are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of any member of the Group (including any option or right of pre-emption or conversion).
19.4The requirement for the Borrower to pledge or otherwise secure any shares or other capital stock it holds in any of the other Obligors to the Lender pursuant to this Agreement and the other Finance Documents shall constitute written notice to each such Obligor of the Borrower’s desire to pledge or otherwise transfer all of such shares to the Lender pursuant to the terms and conditions of the Finance Documents relating to such pledge or security.
20CHARGED ASSETS AND INTELLECTUAL PROPERTY
20.1Subject to the Ferring Consent in respect of the Ferring Licence, each Obligor has rights in, and the power to transfer each item of the Charged Assets upon which it purports to grant a Security under the Finance Documents, free and clear of any and all Security except Permitted Security.
20.2All Inventory owned by it is in all material respects of good and marketable quality, free from material defects.
20.3Save for licences of Third Party IP, each Obligor is the sole legal and beneficial owner of its Intellectual Property. Each Patent is valid and enforceable, and no part of any Intellectual Property has been judged invalid or unenforceable, in whole or in part, and, to the best of that Obligor’s knowledge and belief (having made due and careful enquiry), no claim has been made that any part of the Intellectual Property or the Patents infringes the rights of any third party except to the extent such claim, if
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adversely determined, could not reasonably be expected to have a Material Adverse Effect.
20.4Any Third Party IP used by any Obligor is so used pursuant to a valid and enforceable licence in favour of the relevant Obligor. No breach of any such licence has occurred and is continuing and no notice of any breach or termination of any such licence has been given or is pending.
20.5No Obligor has granted any licence of any of its Intellectual Property, including the Patents, other than on normal arm’s length terms in the ordinary course of its business. Such licences are valid and enforceable. No breach of any such licence has occurred and is continuing and no notice of any breach or termination of any such licence has been given or is pending.
20.6It does not in carrying on its businesses, infringe any Intellectual Property of any third party in any respect which has or is reasonably likely to have a Material Adverse Effect.
20.7It has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it.
20.8The Patents and Trademarks set out in Schedule 19 is true, complete and accurate, and Schedule 19 is a complete list of all Patents and Trademarks owned by the Group as at the date of this Agreement, in each case, in all material respects.
20.9The Patents and Trademarks set out in Annex A of the Swiss IP Pledge is true, complete and accurate, and Annex A of the Swiss IP Pledge is a complete list of all Patents and Trademarks owned by the Swiss Obligors (other than those registered in the United States or Canada) as at the date of this Agreement, in each case, in all material respects.
20.10The details of the bank accounts set out in Schedule 18 (Bank Accounts) are true, complete and accurate and Schedule 18 (Bank Accounts) is a complete list of all the bank accounts of the Group as at the date of this Agreement, in each case, in all material respects.
20.11The documents attached at Schedule A of the Ferring Consent contain all the terms, amendments and (if any) waivers of the Ferring Licence.
21CENTRE OF MAIN INTERESTS AND ESTABLISHMENTS
For the purposes of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (Regulation), its centre of main interests (as that term is used in Article 3(1) of the Regulation) is situated in its Original Jurisdiction and it has no “establishment” (as that term is used in Article 2(10) of the Regulations) in any other jurisdiction.
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22LICENCES
Other than the Ferring Licence, no Obligor is a party to, nor bound by, any material licence (other than over the counter software that is commercially available to the public) or other material agreement with respect to which the Obligor is the licensee that prohibits or otherwise restricts the Obligor from granting a Security in the Obligor’s interests in such licences or agreements or any other property.
23NO UNDISCLOSED SECURITY
No Security (other than Permitted Security) exists over any of the assets of the Obligors.
24OTHER CIRCUMSTANCES
No Obligor is aware of any facts or circumstances (including but not limited to those relating to any clinical trials and/or the Phase 2 STARS Nutrition study) that have not been disclosed to the Lender which might reasonably be likely to have a Material Adverse Effect.
25INTRA GROUP LOANS
There are no Indebtedness owing between Group Companies other than (i) the guarantee and indemnity obligations arising under this Agreement, and (ii) any Permitted Indebtedness.
26INDEBTEDNESS
No member of the Group has incurred any Indebtedness other than Permitted Indebtedness.
27ANTI-CORRUPTION LAW
Each member of the Group has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
28RANKING
Subject to the Legal Reservations and the Perfection Requirements, the Transaction Security has or will have the ranking in priority which it is expressed to have in the Security Documents and it is not subject to any prior ranking or pari passu ranking Security.
29GROUP STRUCTURE CHART
29.1The Group Structure Chart delivered to the Lender pursuant to Part 1 (Closing Conditions) to Schedule 3 (Conditions) is true, complete and accurate in all material respects and shows the following information:
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29.1.1each member of the Group, including current name and company registration number, its Original Jurisdiction (in the case of an Obligor), its jurisdiction of incorporation (in the case of a member of the Group which is not an Obligor) and/or its jurisdiction of establishment, a list of shareholders; and
29.1.2all minority interests in any member of the Group and any person in which any member of the Group holds shares in its issued share capital or equivalent ownership interest of such person.
29.2All necessary intra-Group loans, transfers, share exchanges and other steps (including any merger) resulting in the final Group structure are set out in the Group Structure Chart and have been or will be taken in compliance with all relevant laws and regulations and all requirements of relevant regulatory authorities.
30OBLIGORS
As at the date of this Agreement and the date of the first Drawdown, there is no Subsidiary which is not an Obligor.
31ACCOUNTING REFERENCE DATE
The Accounting Reference Date of each member of the Group is 31 December.
32MERGER DOCUMENTS, DISCLOSURES AND OTHER DOCUMENTS
32.1The Merger Documents contain all the terms of the Comet Mergers.
32.2There is no disclosure made to the Merger Documents which has or may have a material adverse effect on any of the information, opinions, intentions, forecasts and projections contained or referred to in the Information.
32.3To the best of its knowledge no representation or warranty (as qualified by any disclosure letter related to the Merger Documents) given by any party to the Merger Documents is untrue or misleading in any material respect.
33PENSIONS
33.1It is or has not at any time been an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993); and
33.2it is or has not at any time been "connected" with or an "associate" of (as those terms are used in sections 38 and 43 of the Pensions Act 2004) such an employer.
33.3No Obligor or Group Company maintains, contributes to, or has any liability or contingent liability with respect to, a pension plan or plan that is subject to applicable pension benefits legislation in any jurisdiction of Canada that contains or has ever
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contained a “defined benefit provision” as such term is defined in Section 147.1(1) of the Income Tax Act (Canada).
34NO ADVERSE CONSEQUENCES
34.1It is not necessary under the laws of its Relevant Jurisdictions:
34.1.1in order to enable the Lender to enforce its rights under any Finance Document; or
34.1.2by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document, that the Lender should be licensed, qualified or otherwise entitled to carry on business in any of its Relevant Jurisdictions.
34.2The Lender is or will not be deemed to be resident, domiciled or carrying on business in its Relevant Jurisdictions by reason only of the execution, performance and/or enforcement of any Finance Document.
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Schedule 12
COVENANTS
1GENERAL COVENANTS
1.1Notification of default
1.1.1The Borrower shall notify the Lender of any Potential Event of Default or Event of Default (and the steps, if any, being taken to remedy it) promptly on becoming aware of its occurrence.
1.1.2The Borrower shall, promptly on request by the Lender, supply a certificate signed by a director or senior officer on its behalf certifying that no Event of Default or Potential Event of Default is continuing (or, if an Event of Default or Potential Event of Default is continuing, specifying the Event of Default and the steps, if any, being taken to remedy it).
1.2Ranking of obligations
1.2.1Subject to the Legal Reservations and the Perfection Requirements, the Borrower shall procure that at all times any claims of the Lender against each Group Company under the Finance Documents rank, and will rank, ahead of and in priority to any other obligation owing to a creditor of the Group.
1.2.2Subject to the Legal Reservations and the Perfection Requirements, the Borrower shall procure that at all times any unsecured and unsubordinated claims of the Lender against each Group Company under the Finance Documents rank, and will rank, at least pari passu in right and priority of payment with all its other unsecured and unsubordinated creditors, except for those creditors whose claims are mandatorily preferred by law of general application to companies.
1.2.3The Borrower shall procure that any of its and each Group Company’s Indebtedness owing to another Group Company will be subordinated to the obligations owing to the Lender under the Finance Documents.
1.3Authorisations
The Borrower shall (and shall procure that each Group Company will) promptly obtain all consents and Authorisations necessary (and do all that is needed to maintain them in full force and effect) under any law or regulation to enable it to perform its obligations under the Finance Documents to which it is a party, to ensure the legality, validity, enforceability and admissibility in evidence of the Finance Documents in its jurisdiction of incorporation; and to carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.
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1.4Compliance with law
1.4.1Each Obligor shall maintain its, and all of its subsidiaries’, legal existence and status in each jurisdiction of formation and maintain its existence in each jurisdiction in which the failure to do so would reasonably be expected to have a Material Adverse Effect.
1.4.2Each Obligor shall comply, and shall procure that each of its subsidiaries complies, with all laws, ordinances and regulations to which it is subject, the non-compliance with which could reasonably be expected to have a Material Adverse Effect.
1.4.3Each Obligor shall obtain all of the Authorisations and/or Governmental Approvals (as applicable) necessary for the performance by such Obligor of its obligations under the Finance Documents to which it is a party and the grant of Security to the Lender over all of its property, assets and undertaking.
1.4.4Each Obligor shall promptly provide copies of any Authorisations and/or Governmental Approvals (as applicable) to the Lender promptly and within [***] Business Days of the Lender’s written request.
1.5Listing
The Borrower shall at all times comply with all requirements relating to and shall maintain its Listing, and the Borrower shall not to take any action which could be reasonably expected to result in the delisting or suspension of the Ordinary Shares from NASDAQ.
1.6[***] rights
1.6.1The Borrower shall grant the Lender the right to have a representative to meet with the managing director and finance director [***] until the Discharge Date to review and discuss the operating performance and financial condition of each Group Company.
1.6.2In addition, on and after the date that the aggregate amount of the Loans drawn down under the Loan Agreements exceeds the Total Compulsory Drawdown Amount, the Lender shall be entitled to [***]. The Borrower agrees to give notice of meetings of the Board and supervisory board of the Borrower to the Lender at the same time such notice is given as to its Board and supervisory board member.
1.7Insurance
Each Obligor shall (and ensure that each Group Company shall) maintain adequate risk protection through insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same
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or substantially similar business and reasonably required on the basis of good business practice taking into account, inter alia, its (and any Group Company’s) financial position and nature of operations. All insurances must be with reputable independent insurance companies or underwriters.
1.8Preservation of assets
Each Obligor shall (and the Borrower shall ensure that each Group Company will) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary in the conduct of its business.
1.9Taxation
1.9.1Each Obligor shall (and shall ensure that each Group Company will) timely pay and discharge all Tax imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:
(a)such payment is being contested in good faith;
(b)adequate reserves are being maintained for such Tax and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Lender under paragraph 1 (Financial statements) of Schedule 13 (Information Covenants); and
(c)such payment can be lawfully withheld and failure to pay such Tax does not have or is not reasonably likely to have a Material Adverse Effect, and will deliver to the Lender, on demand, appropriate certificates attesting to such payments.
1.9.2No Group Company may change its residence for Tax purposes.
1.10Pensions
1.10.1Each Obligor shall (and shall ensure that each Group Company will) pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.
1.10.2The Borrower shall promptly notify the Lender of any material change in the rate of contributions to any pension schemes mentioned in paragraph 1.10.1 above paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise).
1.10.3Each Obligor shall immediately notify the Lender of any investigation or proposed investigation by any regulator of pensions.
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1.11Anti-corruption law
1.11.1No Obligor shall (and the Borrower shall ensure that no Group Company will) directly or indirectly use the proceeds of the Facility for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977, the Corruption of Foreign Public Officials Act (Canada) or other similar legislation in other jurisdictions.
1.11.2Each Obligor shall (and the Borrower shall ensure that each other Group Company will):
(a)conduct its businesses in compliance with applicable anti-corruption laws; and
(b)maintain policies and procedures designed to promote and achieve compliance with such laws.
1.12Access
If an Event of Default is continuing or the Lender reasonably suspects an Event of Default is continuing, each Obligor shall, and the Borrower shall ensure that each Group Company will, permit the Lender and/or accountants or other professional advisers and contractors of the Lender free access at all reasonable times and on reasonable notice at the risk and cost of the Obligor or Borrower to:
1.12.1the premises, assets, books, accounts and records of each Group Company; and
1.12.2meet and discuss matters with the directors of any Group Company.
1.13Intellectual Property
1.13.1Other than with respect to Excluded Intellectual Property, each Obligor shall (and shall procure that each Group Company will):
(a)use commercially reasonable endeavours to preserve, defend and maintain the validity and enforceability of its Intellectual Property (which for the avoidance of doubt in this paragraph includes the Patents);
(b)use commercially reasonable endeavours to prevent any infringement in any material respect of the Intellectual Property;
(c)make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property in full force and effect and record its interest in that Intellectual Property;
(d)not use or permit the Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual
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Property which may materially and adversely affect the existence or value of the Intellectual Property or imperil the right of any Group Company to use such property;
(e)promptly advise the Lender in writing of material infringements of the Intellectual Property; and
(f)use commercially reasonable endeavours not to allow any Intellectual Property material to an Obligor’s business to be abandoned, forfeited, dedicated to the public or encumbered without the Lender’s prior written consent.
1.13.2Each Obligor shall promptly provide to the Lender copies of all applications that it files for patents or for the registration of trademarks, servicemarks, copyrights or mask works, together with evidence of the recording of the intellectual property security agreement necessary for the Lender to perfect and maintain a first priority perfected Security in such property.
1.13.3If an Obligor decides to register any material copyrights or material mask works in the United States Copyright Office, CIPO or Swiss Federal Institute of Intellectual Property (each, a Copyright Office), it shall:
(a)provide the Lender with at least [***] Business Days prior written notice of its intent to register such copyrights or mask works together with a copy of the application it intends to file with the relevant Copyright Office (excluding schedules thereto);
(b)execute an intellectual property security agreement and such other documents and take such other actions as the Lender may request in its good faith business judgement to perfect and maintain a first priority perfected Security in favour of the Lender in the copyrights or mask works intended to be registered with the relevant Copyright Office; and
(c)record such intellectual property security agreement with the relevant Copyright Office contemporaneously with filing the copyright or mask work application(s) with the relevant Copyright Office.
1.13.4If the Borrower or any Group Company exploits or intends to exploit any Intellectual Property held by any Group Company which is not secured for the benefit of the Lender, the Borrower shall (and procure that the relevant Group Company shall) first grant Security to the Lender over such Intellectual Property in a form satisfactory to the Lender, acting reasonably, including over the benefit of any receivables arising out of any licence, joint development agreement or any other agreement for the development and licensing of the Group’s intellectual property or products, where a charge or
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pledge over the benefit of such agreement generally is prohibited by its terms.
1.14Costs associated with Charged Assets
The Borrower shall be responsible for all costs associated with the Charged Assets including all tax assessments, insurance premiums, operating costs and repair and maintenance costs as well as any fees associated with registering of any security granted in connection with this Facility.
1.15Clinical trials
The Borrower shall use all reasonable endeavours to ensure that all clinical trials conducted by the Group or on the Group’s behalf strictly comply with all applicable Authorisations and/or Governmental Approvals and good clinical practice including, but without limitation, Directive 2001/20/EC and applicable FDA rules on the conduct of clinical trials, any applicable ethics committee approval, the terms of any applicable protocols and any other requirements of the applicable Regulatory Authority in each case, as is mandatorily required to be complied with under relevant laws and for the industry in which the Group operates, and (if requested by the Lender) shall provide evidence of such compliance.
1.16Licences
1.16.1Each Obligor shall provide written notice to the Lender within [***] days of entering or becoming bound by, any such licence or agreement which is reasonably likely to have a material impact on the Obligor’s business or financial condition.
1.16.2Each Obligor shall:
(a)in respect of the Ferring Licence, take such steps as the Lender reasonably requests; and
(b)in respect of any other licence or agreement, use commercially reasonable endeavours to take such steps as the Lender reasonably requests, to obtain the consent of, authorisation by or waiver by, any person whose consent or waiver is necessary for all such licences or contract rights to be deemed Charged Assets and for the Lender to have Security in it that might otherwise be restricted or prohibited by law or by the terms of any such licence or agreement, whether now existing or entered into in the future.
1.17Merger Documents
1.17.1The Borrower will promptly pay all amounts payable under the Merger Documents as and when they become due (except to the extent that any
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such amounts are being contested in good faith by a member of the Group and where adequate reserves are set aside for any such payment).
1.17.2The Company shall, (and the Borrower will procure that each relevant member of the Group will), use commercially reasonable endeavours to (i) preserve and enforce its rights (or the rights of any other member of the Group) and (ii) pursue any claims and remedies arising under any Merger Documents.
1.18Further assurance
1.18.1Each Obligor shall (and the Borrower shall procure that each other member of the Group will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Lender may reasonably specify (and in such form as the Lender may reasonably require in favour of the Lender or its nominee(s)):
(a)to perfect the Security created or intended to be created under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Lender provided by or pursuant to the Finance Documents or by law;
(b)to confer on the Lender Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or
(c)to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.
1.18.2Each Obligor shall (and the Borrower shall procure that each other member of the Group will) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Lender by or pursuant to the Finance Documents.
2NEGATIVE COVENANTS
2.1Negative pledge
2.1.1No Obligor shall (and the Borrower shall procure that no Group Company will):
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(a)create, or permit to subsist, any Security on or over any of its assets (including Inventory); or
(b)sell, transfer or otherwise dispose of any of its assets (including Inventory) on terms whereby such asset is or may be leased to or re-acquired or acquired by an Obligor or any Group Company; or
(c)sell, transfer or otherwise dispose of any of its Receivables on recourse terms; or
(d)enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Indebtedness or of financing the acquisition of an asset.
2.1.2Paragraph 2.1.1 above does not apply to any Security or arrangement which is Permitted Security.
2.2Disposals
No Obligor shall (and the Borrower shall procure that no Group Company will) sell, assign, lease, transfer or otherwise dispose of in any manner (or purport to do so) all or any part of, or any interest in, its assets (including the Intellectual Property) other than:
2.2.1Inventory and cash in the ordinary course of business;
2.2.2assets exchanged for other assets comparable or superior as to type, value and quality;
2.2.3of non-exclusive licences for the use of the property of an Obligor or its subsidiaries in the ordinary course of business;
2.2.4of exclusive licences for the use of the Excluded Intellectual Property;
2.2.5of worn out or obsolete Equipment or Inventory;
2.2.6a sale, assignment, lease, transfer or other disposal by an Obligor (Disposing Obligor) to another Obligor (Acquiring Obligor) provided that if the Disposing Obligor had given Security over the asset, the Acquiring Obligor must give equivalent Security over that asset; and
2.2.7in connection with Permitted Security.
2.3Investments
No Obligor shall (and the Borrower shall procure that no Group Company will) directly or indirectly acquire or own any person, or make any Investment in any person.
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2.4Expenditures
No Obligor shall (and the Borrower shall procure that no Group Company will) directly or indirectly acquire or commit to acquire any fixed or capital assets or additions to equipment (including replacements, repairs and improvements) (Capital Expenditure) except where either:
2.4.1such Capital Expenditure is in the ordinary course of business, and also not exceeding EUR [***] per investment; or
2.4.2such Capital Expenditure is in the ordinary course of business, and (ii) has been specifically budgeted for in the annual operating budget for any financial year of the Group as approved by the managing directors of the Borrower and the Lender.
2.5Borrowings
The Borrower shall not (and shall procure that no Group Company will) create, incur or permit to subsist, any obligation for Indebtedness other than under the Finance Documents or other Permitted Indebtedness.
2.6Changes in business, ownership, management or business locations
2.6.1The Borrower shall not engage in or permit any of its subsidiaries to engage in any business other than the business engaged in by the Obligors at the date of this Agreement or reasonably related thereto.
2.6.2The Borrower shall ensure that no change is made to the ownership of shares in, or control of, any subsidiary of the Borrower without the prior written consent of the Lender.
2.6.3The Borrower shall not (and will ensure that no Group Company will) change its management such that any of the Key Persons depart from or cease to be employed by any Obligor without a suitable replacement being approved by the Board within [***] days of such date.
2.6.4The Borrower shall not without providing at least [***] Business Days’ prior written notice to the Lender relocate its main offices, or add any new offices or business locations unless the relocation of its main offices or addition of any new offices is in the same city.
2.6.5The Borrower shall not without providing at least [***] days’ prior written notice to the Lender:
(a)change its jurisdiction of incorporation or organisation; or
(b)change its organisational structure or type; or
(c)change its legal name.
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2.7Merger
Save for any Permitted Acquisition, the Borrower shall not (and shall procure that no Group Company will) enter into any amalgamation, demerger, merger or corporate reconstruction.
2.8Change of business
The Borrower shall not (and shall procure that no Group Company will) make any substantial change to the general nature or scope of its business as carried on at the date of this Agreement.
2.9Arm’s length basis
No Obligor shall (and the Borrower shall ensure that no Group Company will) enter into any transaction with any person except on arm’s length terms and for full market value.
2.10Loans or credit
Except as permitted under paragraph 25 (Intra Group Loans) of Schedule 11 (Representations and Warranties), no Obligor shall (and the Borrower shall ensure that no other Group Company will) be a creditor in respect of any Indebtedness.
2.11No guarantees or indemnities
No Obligor shall (and the Borrower shall ensure that no Group Company will) without the prior written consent of the Lender incur or allow to remain outstanding any guarantee in respect of any obligation of any person other than any guarantees given in respect of the obligations of an Obligor under any contract entered into in the ordinary course of trade.
2.12Dividends and share redemption
The Borrower shall not (and will ensure that no Group Company will) without the prior written consent of the Lender:
2.12.1declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);
2.12.2repay or distribute any dividend or share premium reserve;
2.12.3pay or allow any Group Company to pay any management, advisory or other fee to or to the order of any of the shareholders of the Borrower; or
2.12.4redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so,
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provided that this paragraph shall not restrict the payment of dividends by a Group Company which is a subsidiary of the Borrower to a Group Company which is that subsidiary’s direct holding company which is lawfully payable between the Group Companies.
2.13Share capital
No Guarantor (other than the Borrower) shall (and the Borrower shall ensure that no Guarantor (other than the Borrower) will) issue any shares without the prior written consent of the Lender, save that a Guarantor may issue shares to the Borrower provided that the Borrower shall grant Transaction Security over such additional shares promptly and in any case within [***] Business Days (or if different within the applicable period set out in the relevant Security Document) of the issuance of such additional shares.
2.14Joint ventures
2.14.1Except as permitted under paragraph 2.14.2 below, no Obligor shall (and the Borrower shall ensure that no Group Company will) without the prior written consent of the Lender:
(a)enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or
(b)transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).
2.14.2Paragraph 2.14.1 above does not apply to any Permitted Joint Venture.
2.15Acquisitions
2.15.1Except as permitted under paragraph 2.15.2 below, no Obligor shall (and the Borrower shall ensure that no Group Company will):
(a)acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them); or
(b)incorporate a company.
2.15.2Paragraph 2.15.1 above does not apply to any Permitted Acquisition.
2.16Subordinated Debt
2.16.1No Obligor shall make or permit any payment of any Subordinated Debt, except under the terms of a Subordinated Document.
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2.16.2No Obligor shall amend any provision in any Subordinated Document which would adversely affect the subordination thereof to obligations hereto owed to the Lender.
2.17Subsidiary restrictions
The Borrower shall not be permitted to sub-lend or provide any financial assistance to any subsidiary other than pursuant to a Subordinated Document.
2.18Sanctions
Each Obligor undertakes to the Lender to ensure that it is not:
2.18.1a Restricted Party and is not engaging in any transaction or conduct that could be reasonably expected to result in it becoming a Restricted Party;
2.18.2subject to any claim, proceeding, formal notice or investigation with respect to Sanctions;
2.18.3engaging in any transaction that evades or avoids, or has the purpose of evading or avoiding, or breaches or attempts to breach, directly or indirectly, any Sanctions applicable to it; or
2.18.4engaging, directly or indirectly, in any trade, business or other activities with or for the benefit of a Restricted Party.
2.19Bank accounts
The Borrower shall not (and will ensure that no Group Company will) maintain any bank account except for those accounts listed in Schedule 18 (Bank Accounts), unless:
2.19.1in respect of bank accounts requiring consent from the relevant account bank in order for a valid first-ranking Security over such bank accounts to be created in favour of the Lender (i) such consent is procured from the relevant bank prior to opening of such bank accounts and (ii) Security in favour of the Lender is provided over such bank accounts within [***] Business Days (or such longer period as the Lender may agree in writing and in its sole discretion) of opening such bank accounts; and
2.19.2in respect of bank accounts held in the Province of Québec, (i) Security in favour of the Lender is provided over such bank accounts simultaneously on opening such bank accounts, and (ii) a control agreement is procured from the relevant account bank(s) within [***] Business Days (or such longer period as the Lender may agree in writing and in its sole discretion) after such accounts are opened; and
2.19.3in respect of bank accounts other than those in paragraphs 2.19.1 and 2.19.2, Security in favour of the Lender is provided over such bank
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accounts within [***] Business Days (or such longer period as the Lender may agree in writing and in its sole discretion) of the opening such bank accounts.
2.20Amendments and Consents
2.20.1Subject to paragraph 2.20.2 below, no Obligor shall (and the Borrower shall ensure that no other member of the Group will) amend, vary, novate, supplement, supersede, waive or terminate any term of a Finance Document, a Merger Document, the Ferring Consent, the Ferring Licence, its constitutional documents, or any other document delivered to the Lender pursuant to Schedule 3 (Conditions) or paragraph 2 (Accession of Guarantors) of Schedule 15 (Change of Parties) or enter into any agreement with any shareholders of the Borrower or any of their Affiliates which is not a member of the Group, except in writing:
(a)in accordance with paragraph 4 (Amendments and Waivers) of Schedule 17 (Administration);
(b)prior to or on the Comet Swiss Closing Date, with the prior written consent of the Lender; or
(c)after the Comet Swiss Closing Date, in a way which could not be reasonably expected materially and adversely to affect the interests of the Lender, and the Borrower shall promptly supply to the Lender a copy of any document relating to any of the matters referred to in paragraphs (a) to (c) above. Paragraphs (a) to (c) above shall not apply to the Ferring Consent or the Ferring Licence.
2.20.2An Obligor may, without the prior written consent of the Lender, amend its constitutional documents if such amendments either are required by the applicable law or do not materially and adversely affect the interests of the Lender.
2.21Treasury Transactions
No Obligor shall (and the Borrower will procure that no other member of the Group will) enter into any Treasury Transaction, other than arrangements with prior written consent of the Lender.
2.22Ferring Licence
2.22.1The Borrower shall promptly provide the Lender with copies of:
(a)any amendments and modifications of the Ferring Licence; and
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(b)any notices, reports, requests or demands sent by Ferring to an Obligor or from an Obligor to Ferring, including (but not limited to) those in relation to (a) any default or breach under the Ferring Licence; (b) the intent of Ferring to terminate, or impose any material sanction under, the Ferring Licence; (c) the occurrence of any “force majeure” event as described in the Ferring Licence; or (d) any litigation or arbitration proceeding concerning the Ferring Licence.
2.22.2VectivBio AG shall not provide any written consent to the assignment of the Ferring Licence pursuant to 8.02 of the Ferring Licence without prior written consent of the Lender.
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Schedule 13
INFORMATION COVENANTS
1FINANCIAL STATEMENTS
The Borrower shall supply to the Lender copies of:
1.22.1as soon as they become available or as they are provided to any investor in the Borrower, but provided that the prescribed time limits have not been extended by the shareholders, in any event within [***] days after the end of each of its financial years, consolidated audited financial statements for that financial year for the Group (Annual Financial Statements and each an Annual Financial Statement);
1.22.2until the first Quarterly Financial Statement becomes available, as soon as they become available or as they are provided to any investor in the Borrower, but in any event within [***] days after the end of each financial half-year, consolidated financial statements for that financial half-year for the Group, together with a report containing the following information;
(a)any changes to [***]; and
(b)details of any Group Company incorporated on or after the date of this Agreement
(Half-Year Financial Statements and each a Half-Year Financial Statement);
1.22.3as soon as they become available or as they are provided to any investor in the Borrower, but in any event within [***] days after the end of each financial quarter, consolidated quarterly financial statements for that financial quarter for the Group, together with a report containing the following information;
(a)any changes to the management/directors of any Group Company; and
(b)details of any Group Company incorporated on or after the date of this Agreement
(Quarterly Financial Statements and each a Quarterly Financial Statement);
1.22.4at the same time as they are provided to members of the Board and supervisory board, all board packs, notices, consents and other material provided to such board members, for which the Borrower shall be entitled to redact any information that it reasonably considers to be commercially sensitive or which is subject to a duty of confidentiality owed to a third party (Redacted Information) provided that the Borrower has provided a written
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explanation to the Lender at the same time as providing such board packs and information to the Lender as to the nature of the Redacted Information;
1.22.5as soon as they are made available but within [***] days of such provision, all statements, reports, notices, investor briefings and presentations that have been made available to each Obligor's security holders or to any holders of Subordinated Debt for which the Obligor shall be entitled to redact any Redacted Information provided that the Obligor has provided a written explanation to the Lender as to the nature of the Redacted Information.
2FINANCIAL STATEMENTS REQUIREMENTS
2.1The Borrower shall procure that each set of the financial statements delivered to the Lender pursuant to this Agreement includes a balance sheet, profit and loss account and cashflow statement.
2.2The Borrower shall ensure that the financial statements delivered to the Lender pursuant to this Agreement shall be:
2.2.1certified by a director of the Borrower as [***] of (for the Annual Financial Statements) or [***] (for any Half-Year Financial Statements or Quarterly Financial Statements) the financial condition of the Group as at the date at which those financial statements were drawn up; and
2.2.2accompanied by a statement by the directors of the Borrower comparing actual performance for the period to which the financial statements relate to:
(a)the projected performance for that period set out in the Budget; and
(b)the actual performance for the corresponding period in the preceding financial year of the Group; and
(c)any material developments or proposals affecting the Group or its business; and
2.2.3be prepared using the Accounting Principles and using accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements; and
2.2.4in respect of the Annual Financial Statements, audited by the auditors of the Borrower and present a true and fair view of the Group’s assets, liabilities, financial position and profit or loss during the relevant accounting period; and
2.2.5have been approved by the Borrower’s directors in compliance with the relevant laws of its jurisdiction of incorporation.
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3BUDGET
3.1As soon as available but no later than [***] after the earlier to occur of (i) the financial year end of the Borrower and (ii) Board approval, an annual Budget for that financial year.
3.2The Borrower shall ensure that each Budget for a financial year:
3.2.1is in a form reasonably acceptable to the Lender and includes a projected consolidated profit and loss, balance sheet and cashflow statement for the Group for that financial year;
3.2.2is prepared in accordance with the Accounting Principles and the accounting practices and financial reference periods applied to financial statements under paragraph 1 (Financial statements) above; and
3.2.3has been approved by the board of directors of the Borrower.
3.3If the Borrower updates or changes the Budget, it shall [***], such updated or changed Budget [***].
4FURTHER INFORMATION
The Borrower shall supply to the Lender:
4.3.1all documents dispatched to its shareholders (or any class of them), or its creditors generally (or any class of them), at the same time as they are dispatched;
4.3.2promptly as soon as it becomes aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Group Company or any of its directors, and which might, if adversely determined, have a Material Adverse Effect;
4.3.3promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral body or agency which is made against any member of the Group and which is reasonably likely to have a Material Adverse Effect;
4.3.4promptly upon becoming aware of the relevant claim, the details of any claim which is current, threatened or pending in respect of the Swiss Merger Agreement, which might, if adversely determined, have a Material Adverse Effect;
4.3.5promptly, and without limiting paragraph 4.1.7 below, (but in any event within [***] Business Days) after:
(a)the acquisition by any Obligor of one or more Charged Assets that are of the type that are required to be disclosed in one or more
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schedules to a Security Agreement, each schedule to the Security Agreement relating to the type of Charge Asset(s) that was so acquired as updated to reflect such additional Charged Asset(s); or
(b)the acquisition by any Obligor of any Intellectual Property not set out in Schedule 19, details of such acquired parents, trademarks and/or patent applications and/or trademark applications;
4.3.6promptly, such information as the Lender may reasonably require about the Charged Assets and compliance of the Obligors with the terms of any Security Documents;
4.3.7promptly upon request, appropriate certificates attesting to such payments and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms; and
4.3.8promptly upon request, any further information about the financial condition, business and operations of each Group Company that the Lender may reasonably request but only to the extent such disclosure is permitted by applicable law and regulation.
5KNOW YOUR CUSTOMER
5.1If:
5.1.1the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
5.1.2any change in the status of an Obligor or the composition of the shareholders of or control of an Obligor after the date of this Agreement; or
5.1.3a proposed assignment or transfer by the Lender of any of its rights and/or obligations under this Agreement, obliges the Lender (or, in the case of paragraph 5.1.3 above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or, in the case of the event described in paragraph 5.1.3, on behalf of any prospective new Lender) in order for the Lender or, in the case of the event described in paragraph 5.1.3, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
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5.2If the accession of an Additional Obligor pursuant to paragraph 2 (Accession of Guarantors) of Schedule 15 (Change of Parties) obliges the Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or on behalf of any prospective new Lender) in order for the Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such subsidiary to this Agreement as an Additional Guarantor.
6VALUATION
The Lender may, at any time after the occurrence of an Event of Default which is continuing, by notice in writing to the Borrower, instruct a valuer to make a valuation of any of the Charged Assets. The [***] shall [***] such valuation. Each Obligor shall give the valuer all such assistance as it may reasonably require to carry out any such valuation (including the provision of such information as the valuer may reasonably require) and shall allow it free access to such Charged Assets during the day time at all reasonable hours on the valuer giving reasonable prior notice that a valuation is to be carried out.
7INVENTORY AND RETURNS
7.1Each Obligor shall and shall keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between the Obligors and their Account Debtors shall follow the Obligors’ customary practices as they exist at the date of this Agreement.
7.2Each Obligor must promptly notify the Lender of all returns, recoveries, disputes and claims of more than EUR [***] in each case.
8NOTIFICATIONS
8.1The Borrower shall notify the Lender in writing of the occurrence of any event of the nature set out in paragraph 1.5 (Cross-default) of Schedule 14 (Events of Default), even if the aggregate amount of relevant Financial Indebtedness or commitment for Financial Indebtedness is less than EUR [***] (or its equivalent in any other currency or currencies), promptly on becoming aware of its occurrence.
8.2The Borrower shall notify the Lender in writing of the occurrence of any legal process of the nature set out in paragraph 1.7 (Creditor’s process) of Schedule 14 (Events of Default) which affects any Group Company’s assets having an aggregate value of less than EUR [***] (or its equivalent in other currencies) promptly on becoming aware of its occurrence.

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Schedule 14
EVENTS OF DEFAULT AND ACCELERATION
1EVENTS OF DEFAULT
1.1Non-payment
An Obligor fails to pay any sum payable by it under any Finance Document (in the currency in which it is expressed to be payable) when due, unless its failure to pay is caused solely by:
1.1.1an administrative error or technical problem (outside the control of the Obligor) and payment is made within [***] Business Days of its due date; or
1.1.2a Disruption Event and payment is made within [***] Business Days of its due date.
1.2Non-compliance
1.2.1An Obligor does not comply with the provisions of:
(a)clause 11 (Security);
(b)clause 14 (Conversion) of the CLA;
(c)paragraph 2.8 (Conditions Subsequent) of Schedule 2 (Drawdown);
(d)paragraphs 1.13 (Intellectual Property) and 1.16 (Licences) of Schedule 12 (Covenants); or
(e)Schedule 13 (Information Covenants) other than paragraph 4.1.1 (Further information).
1.2.2An Obligor does not comply with any provision of any Transaction Security Document.
1.2.3An Obligor fails (other than a failure to pay and those specified in paragraphs 1.2.1 or 1.2.2 above) to comply with any provision of the Finance Documents provided that no Event of Default will occur if the default is capable of remedy and is remedied within [***] Business Days of the earlier of (a) the Lender notifying the Borrower of the default; and (b) the Borrower or another Obligor becoming aware of the default).
1.3Misrepresentation
Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is (or proves to have been) incorrect or misleading when made or deemed to be made (provided that no Event of Default will occur if the circumstances giving rise to the misrepresentation are capable
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of being remedied and are remedied within [***] Business Days of the earlier of (a) the Lender notifying the Borrower of the default and (b) the Borrower or another Obligor becoming aware of the default).
1.4Cessation of business
Any Group Company suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business except as a result of a Permitted Disposal.
1.5Cross-default
Any creditor of any Group Company (including the Lender under a Loan Agreement), has given notice of or taken action in respect of:
1.5.1any Indebtedness of any Group Company is not paid when due nor within any originally applicable grace period;
1.5.2any Indebtedness of any Group Company becomes due, or capable of being declared due and payable, prior to its stated maturity by reason of an event of default (howsoever described);
1.5.3any commitment for any Indebtedness of any Group Company is cancelled or suspended by a creditor of any Group Company by reason of an event of default (howsoever described); or
1.5.4any creditor of any Group Company becomes entitled to declare any Indebtedness of any Group Company due and payable prior to its stated maturity by reason of an event of default (howsoever described).
No Event of Default will occur under this paragraph 1.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within this paragraph 1.5 is less than EUR [***] (or its equivalent in any other currency or currencies).
1.6Insolvency
If any of the following occurs in respect of a Group Company (each of which shall be an insolvency proceeding):
1.6.1Any Group Company stops or suspends payment of any of its debts or is unable to, or admits its inability to, pay its debts as they fall due (or is deemed or declared to be unable to pay its debts under applicable law).
1.6.2Any Group Company commences negotiations, or enters into any composition, compromise, assignment or arrangement, a proposal to its creditors or notice of its intention to do so shall be made or filed, with one or more of its creditors with a view to rescheduling any of its Indebtedness (because of actual or anticipated financial difficulties), save in respect of
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negotiations entered into with the Lender whilst the relevant Group Company is able to pay its debts as they fall due, and which resulted in an agreed rescheduling of Indebtedness.
1.6.3A moratorium is declared in respect of any Indebtedness of any Group Company.
1.6.4Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(a)the suspension of payments, a moratorium of any Indebtedness, winding up, dissolution, administration or reorganisation (using a voluntary arrangement, scheme of arrangement or otherwise) of any Group Company; or
(b)a composition, compromise, assignment or arrangement with any creditor of any Group Company; or
(c)the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Group Company or any of its assets; or
(d)enforcement of any Security over any assets of any member of the Group.
1.6.5Any event occurs in relation to any Group Company that is analogous to those set out in paragraph 1.6.1 to paragraph 1.6.4 (inclusive) in any jurisdiction.
1.6.6Paragraphs 1.6.4 and 1.6.5 (inclusive) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 21 days of commencement or, if earlier, the date on which it is advertised. The ending of any moratorium referred to in paragraph 1.6.3 shall not remedy any Event of Default caused by that moratorium.
1.7Creditors’ process
A distress, attachment, execution, expropriation, sequestration or other analogous legal process in any jurisdiction is levied, enforced or sued out on, or against, or otherwise affects, any Group Company’s assets having an aggregate value of at least EUR [***] (or its equivalent in other currencies) and is not discharged or stayed within [***] days.
1.8Unlawfulness, Invalidity and Illegality
Subject to the Legal Reservations and the Perfection Requirements:
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1.8.1It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective or any subordination created under the Intercreditor Agreement is or becomes unlawful.
1.8.2All or any part of any Finance Document becomes invalid, unlawful, unenforceable, terminated, disputed or ceases to be effective or to have full force and effect.
1.8.3Any Finance Document ceases to be in full force and effect or any Transaction Security or any subordination created under any subordination, intercreditor, or other similar agreement with the Lender ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than the Lender) to be ineffective.
1.9Repudiation
1.9.1Any Group Company rescinds or repudiates or evidences an intention to rescind or repudiate the Finance Documents to which it is a party or any of them.
1.9.2Any party to a Subordinated Document (other than a Finance Party) rescinds or purports to rescind or repudiates or purports to repudiate that agreement or instrument in whole or in part where to do so has or is, reasonably likely to have a Material Adverse Effect.
1.10Change of ownership
An Obligor (other than the Borrower) ceases to be a wholly-owned Subsidiary of the Borrower.
1.11Audit qualification
The Borrower's auditors qualify the audited annual consolidated financial statements of the Borrower.
1.12Litigation
Any litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency are started or threatened, or any judgment or order of a court, arbitral body or agency is made, in relation to the Finance Documents or the Merger Documents or the transactions contemplated in the Finance Documents or Merger Documents against any member of the Group or its assets which have, or has, or are, or is, reasonably likely to have a Material Adverse Effect.
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1.13Judgments
A final judgment or judgments (without further appeal) for the payment of money in an amount, individually or in the aggregate, of at least EUR [***] (or its equivalent in other currencies) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against an Obligor or any of its subsidiaries and shall remain unsatisfied and unstayed for a period of [***] days.
1.14Ferring Consent and Ferring Licence
1.14.1Either the Ferring Consent or the Ferring Licence is terminated for whatever reason.
1.14.2A default or breach by an Obligor or Ferring occurs under the Ferring Consent or the Ferring Licence.
1.15Material Adverse Change
Any event occurs (or circumstances exist) which has a Material Adverse Effect.
1.16Governmental Approvals
1.16.1Any Governmental Approval has been revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term.
1.16.2Subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in paragraph 1.16.1 above, and such decision or such revocation, rescission, suspension, modification or non-renewal:
(a)has, or could reasonably be expected to have, a Material Adverse Effect; or
(b)adversely affects the legal qualifications of an Obligor or any of its subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of an Obligor or any of its subsidiaries to hold any Governmental Approval in any other jurisdiction.
1.17Conditions Subsequent
The Conditions Subsequent are not satisfied (or waived by the Lender in writing and in its sole discretion) on the terms of or within the time specified in Part 3 of Schedule 3 (Conditions).
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2ACCELERATION
At any time after an Event of Default has occurred which is continuing, the Lender may, by notice to the Obligors:
2.17.1cancel the outstanding Commitment whereupon it shall immediately be cancelled;
2.17.2declare that all or part of the Loans, interest and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;
2.17.3declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Lender;
2.17.4declare the Security Documents to be enforceable;
2.17.5to the extent legally permissible, settle or adjust disputes and claims directly with Account Debtors for amounts, on terms and in any order that the Lender considers advisable provided that the Lender will act reasonably and will take into account the interest of the Obligors and notify any person owing the Obligors money of the Lender’s Security in such funds and verify and/or collect the amounts owed by such Account Debtors. After the occurrence of an Event of Default, any amounts received by any Obligor shall be held in trust by such Obligor for the Lender, and, if requested by the Lender, such Obligor shall immediately deliver such receipts to the Lender in the form received from the Account Debtor, with proper endorsements for deposit;
2.17.6to the extent legally permissible, make any payments and do any acts it considers necessary or reasonable to protect its Security in the Charged Assets. Each Obligor shall assemble the Charged Assets if the Lender requests and make it available as the Lender designates. The Lender may enter premises where the Charged Assets are located, take and maintain possession of any part of the Charged Assets, and pay, purchase, contest, or compromise any Security which appears to be prior or superior to its Security and pay all expenses incurred. Each Obligor grants the Lender a licence to enter and occupy any of its premises, without charge, to exercise any of the Lender’s rights or remedies;
2.17.7to the extent legally permissible, ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Charged Assets. Each Obligor grants in favour of the Lender a non-exclusive, royalty-free licence or other right to use, without charge, any Obligor’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Charged Assets, in completing production of,
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advertising for sale, and selling any Charged Assets and, in connection with the Lender’s exercise of its rights under this paragraph 2, any Obligor’s rights under all licences and all franchise agreements inure to the Lender’s benefit;
2.17.8demand and receive a copy of the Obligors’ Books; and
2.17.9exercise any or all of its rights, remedies, powers or discretions available to the Lender under the Finance Documents or applicable law.

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Schedule 15
CHANGE OF PARTIES
1ASSIGNMENT AND TRANSFER
1.1Assignment and transfer by the Lender
1.1.1The Lender may, subject to the consent of the Borrower:
(a)assign any of its rights under any Finance Document; or
(b)transfer all of its rights or obligations under any Finance Document by novation, to any Permitted Transferee, provided, however, that assignments and transfers by the Lender to a maximum of [***] Permitted Transferees in the aggregate are not subject to the consent of the Borrower, if and to the extent such Permitted Transferees are, and confirm that they are, either Qualifying Banks or considered as one (1) lender only for the purposes of the Non-Bank Rules. The consent of the Borrower to an assignment or transfer must not be unreasonably withheld or delayed. It is not unreasonable for the Borrower to withhold its consent if, following such assignment or transfer, the Non-Bank Rules would be violated. The Borrower will be deemed to have given its consent [***] Business Days following the request for such consent from the Lender unless it has expressly refused in writing to give consent within such time period.
1.1.2The Lender may at any time and without consent, charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure its obligations, including (without limitation) any charge, assignment or other Security to secure obligations to a federal reserve or central bank, except that no such charge, assignment or Security shall:
(a)release the Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a Party to any of the Finance Documents; or
(b)require any payments to be made by the Borrower other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the Lender under the Finance Documents.
1.1.3If:
(a)the Lender assigns or transfers any of its rights or obligations under the Finance Documents; and
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(b)as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would, but for this paragraph 1.1.3, be obliged to make a payment to the new Lender under either paragraph 1.1 (Tax gross up) or paragraph 1.2 (Tax indemnity) of Schedule 9 (Tax and Indemnities)), then the new Lender is only entitled to receive payment under those paragraphs to the same extent as the Original Lender would have been if the assignment, transfer or change had not occurred.
1.1.4Subject to paragraph 1.1.1 of this Schedule 15 (Change of Parties), the Lender shall not enter into any arrangement with another person under which the Lender substantially transfers its exposure under this Agreement to that other person, unless under such arrangement throughout the life of such arrangement:
(a)the relationship between the Lender and that other person is that of a debtor and creditor (including in the insolvency or similar event of the Lender or an Obligor);
(b)the other person will have no proprietary interest in the benefit of this Agreement or in any monies received by the Lender under or in relation to this Agreement; and
(c)the other person will under no circumstances (other than permitted transfers and assignments under paragraph 1.1.1 of this Schedule 15 (Change of Parties) (y) be subrogated to, or substituted in respect of, the Lender’s claims under this Agreement; and (z) have otherwise any contractual relationship with, or rights against, the Borrower under or in relation to this Agreement.
1.2Assignment or transfer by the Borrower
The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.
2ACCESSION OF GUARANTORS
2.1The Lender may request that any subsidiary of the Obligor becomes a Guarantor. Upon such request from the Lender the subsidiary and the Borrower shall within [***] days of such request provide the Lender with:
2.1.1a duly completed and executed Accession Deed;
2.1.2if the relevant subsidiary is incorporated in a jurisdiction different to the existing Obligors or if otherwise required, an amendment to this Agreement setting out such additional matters as the Lender requires; and
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2.1.3such Security and other documents (including, but not limited to, legal opinions) and evidence as it may reasonably request (in form and substance similar to the items provided by the Obligors pursuant to Schedule 3 (Conditions)), each in form and substance satisfactory to the Lender.
2.2No Obligor shall be obliged at any time to procure any subsidiary becomes a Guarantor if (despite using all reasonable efforts to avoid the breach or result) that such accession would breach any applicable law or result in person liability for the directors, officers or similar management of any Obligor or subsidiary, provided that the Borrower notifies the Lender in advance in writing with an explanation of the breach detailing the reason for such breach.
2.3The Lender shall notify the Obligors promptly upon being satisfied that it has received all of the items listed in paragraph 2.1 above.
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Schedule 16
FORM OF ACCESSION DEED
[***]
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Schedule 17
ADMINISTRATION
1FURTHER SECURITY AND POWER OF ATTORNEY
1.1Further security
The Borrower shall at the request of the Lender (and shall procure that each Group Company shall) from time to time execute and deliver such further documents creating Security in favour of the Lender over such assets and in such form as the Lender may reasonably require from time to time to: (i) secure all monies, obligations and liabilities of the Obligors to the Lender, or (ii) facilitate the realisation of the Charged Assets, or (iii) exercise the powers conferred on the Lender or a Receiver appointed under any Security Document, from time to time.
1.2Power of attorney
Each Obligor hereby irrevocably appoints the Lender and separately any Receiver appointed under any Security Document severally to be its attorney in its name and to act on its behalf and to execute and complete any deeds or documents which the Lender may require for perfecting its title to or for vesting the Charged Assets both present and future in the Lender or its respective nominees or in any purchaser and otherwise generally to sign seal and deliver and otherwise perfect any such legal or other Security referred to in paragraph 1.1 (Further security) above and all such deeds and documents and to do all such acts and things as may be required for the full exercise of the powers conferred hereunder or under any Security Document including any sale, lease, disposition, realisation or getting in and this appointment shall operate as a general power of attorney made under s.10 of the Powers of Attorney Act 1971. Each Obligor hereby covenants with the Lender and separately with any such Receiver to ratify and confirm any deed, document, act and thing and all transactions which any such attorney may lawfully execute or do.
2LENDER’S LIABILITY FOR CHARGED ASSETS
2.1So long as any of the Charged Assets are in the possession or under the control of the Lender, the Lender shall not be liable or responsible for:
2.1.1the safekeeping of the Charged Assets;
2.1.2any loss or damage to the Charged Assets;
2.1.3any diminution in the value of the Charged Assets; or
2.1.4any act or default of any carrier, warehouseman, bailee, or other person.
2.2The Obligors bear all risk of loss, damage or destruction of the Charged Assets.
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3CALCULATIONS AND CERTIFICATES
3.1Accounts
The Lender shall maintain accounts evidencing the amounts owed to it by the Borrower, in accordance with its usual practice. Entries in those accounts shall be prima facie evidence of the existence and amount of the Borrower’s obligations as recorded in them.
3.2Certificates and determinations
If the Lender issues any certificate, determination or notification of a rate or any amount payable under this Agreement, it shall be (in the absence of manifest error) conclusive evidence of the matter to which it relates.
3.3Day count convention
Any interest, commission or fee accruing under a Finance Document shall accrue on a day-to-day basis, calculated according to the actual number of days elapsed and a year of 360 days.
4AMENDMENTS, WAIVERS AND CONSENTS
4.1Amendments
No amendment of any Finance Document shall be effective unless it is in writing and signed by, or on behalf of, each Party to it (or its authorised representative).
4.2Waivers and consents
4.2.1A waiver of any right or remedy under any Finance Document or by law, or any consent given under any Finance Document, is only effective if given in writing by the waiving or consenting Party and shall not be deemed a waiver of any other breach or default. It only applies in the circumstances for which it is given and shall not prevent the Party giving it from subsequently relying on the relevant provision.
4.2.2A failure or delay by a Party to exercise any right or remedy provided under any Finance Document or by law shall not constitute a waiver of that or any other right or remedy, prevent or restrict any further exercise of that or any other right or remedy or constitute an election to affirm any Finance Document. No single or partial exercise of any right or remedy provided under any Finance Document or by law shall prevent or restrict the further or other exercise of that or any other right or remedy. No election to affirm any Finance Document by the Lender shall be effective unless it is in writing.
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4.3Rights and remedies
The rights and remedies provided under each Finance Document are cumulative and are in addition to, and not exclusive of, any rights and remedies provided by law.
5SEVERANCE
If any provision (or part of a provision) of any Finance Document is or becomes invalid, illegal or unenforceable under any law of any jurisdiction, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision (or part of a provision) shall be deemed deleted. Any modification to or deletion of a provision (or part of a provision) under this paragraph shall not affect the legality, validity or enforceability of the rest of the relevant Finance Document nor the legality, validity or enforceability of such provision under the law of any other jurisdiction.
6CONFIDENTIALITY
6.1In handling any confidential information, the Lender shall exercise the same degree of care that it exercises for their own proprietary information, but disclosure of information may be made:
6.1.1to any of the Lender’s subsidiaries or Affiliates (and any of its or their officers, directors, employees, professional advisers, auditors, partners and representatives) in connection with its business with the Obligors;
6.1.2to prospective transferees or purchasers of any interest in the Loan (provided, however, the Lender shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision);
6.1.3as required by law, regulation, subpoena, or other order;
6.1.4to the Lender’s regulators or as otherwise required in connection with the Lender ‘s examination or audit;
6.1.5as the Lender consider appropriate in exercising remedies under the Finance Documents; and
6.1.6to third-party service providers of the Lender so long as such service providers have executed a confidentiality agreement with the Lender with terms no less restrictive than those contained in this paragraph 6.
6.2Confidential information does not include information that either:
6.2.1is in the public domain or in the Lender’s possession when disclosed to the Lender, or becomes part of the public domain after disclosure to the Lender; or
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6.2.2is disclosed to the Lender by a third party, if the Lender do not know that the third party is prohibited from disclosing the information.
6.3The Lender may use confidential information for any purpose, including for the development of client databases, reporting purposes, and market analysis, so long as the Lender do not disclose the Obligors’ identities or the identity of any person associated with the Obligors unless otherwise expressly permitted by this Agreement. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.
7COUNTERPARTS
Each Finance Document may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute one agreement.
8THIRD PARTY RIGHTS
A person who is not a Party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement. This does not affect any right or remedy of a third party which exists, or is available, apart from that Act.
9SET-OFF
The Lender may set off any obligation due from an Obligor under the Finance Documents against any obligation owed by the Lender to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.
10NOTICES
10.1Delivery
Any notice or other communication given to a Party under or in connection with any Finance Document shall be:
10.1.1in writing;
10.1.2delivered by hand by pre-paid first-class post or other next working day delivery service or sent by fax or email; and
10.1.3sent to:
(a)the Obligors at:
Aeschenvorstadt 36, 4051 Basel, Switzerland
Attention: [***]
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E-mail: [***]
with a copy to:
Cooley (UK) LLP, 22 Bishopsgate, London EC2N 4BQ, United Kingdom
Fax: [***]
Attention: [***]
Email: [***]
(b)the Lender at:
[***]
Fax: [***]
Attention: [***]
Email: [***]
with a copy to:
Charles Russell Speechlys LLP, 5 Fleet Place, London EC4M 7RD, United Kingdom
Fax: [***]
Attention: [***]
Email: [***]
or to any other address, fax number or email address as is notified in writing by one Party to the other from time to time.
10.2Receipt by Borrower
Any notice or other communication that the Lender gives to the Obligors under or in connection with any Finance Document shall be deemed to have been received:
10.2.1if delivered by hand, at the time it is left at the relevant address;
10.2.2if posted by pre-paid first-class post or other next working day delivery service, on the second Business Day after posting; and
10.2.3if sent by fax or email, when received in legible form.
A notice or other communication given as described in paragraph 10.1.1 or paragraph 10.1.3 above on a day that is not a Business Day, or after normal business hours, in
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the place it is received, shall be deemed to have been received on the next Business Day.
10.3Receipt by the Lender
Any notice or other communication given to the Lender shall be deemed to have been received only on actual receipt and if addressed to the department or officer specified as part of its address details.
10.4Marketing
10.4.1The Lender may, with the prior written consent of the Borrower (not to be unreasonably withheld or delayed) issue a tombstone to highlight the transaction entered into pursuant to this Agreement in the Lender’s marketing materials. The text of such tombstone shall be mutually agreed between the Parties (acting reasonably).
10.4.2After the date of this Agreement, the Lender may, with the prior written consent of the Borrower (not to be unreasonably withheld or delayed), issue a press release, or otherwise announce the funding made available pursuant to this Agreement provided that the Lender will consult the Borrower in order to agree a mutually acceptable press release or announcement.
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Schedule 18
BANK ACCOUNTS
Part 1 – Swiss Bank Accounts
[***]
Part 2 – US Bank Accounts
[***]
Part 3– Canadian Bank Accounts
[***]
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Schedule 19
THE PATENTS AND TRADEMARKS
Part 1 - Patents
[***]

Part 2 – Trademarks
[***]

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Schedule 20
DATA ROOM INDEX
[***]

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Schedule 21 – Excluded Intellectual Property
[***]
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Schedule 22 Ferring Intellectual Property
[***]
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EXECUTION PAGE TO THE TERM LOAN AGREEMENT
THE BORROWER

EXECUTED as a DEED by VECTIVBIO HOLDING AG incorporated under the laws of Switzerland by Luca Santarelli and by Thomas Woiwode being persons who, in accordance with the laws of that territory, are acting under the authority of the corporation
)))))))
/s/ Luca Santarelli
Authorized Signatory /s/ Thomas Woiwode
Authorized Signatory
THE GUARANTORS

EXECUTED as a DEED by VECTIVBIO AG incorporated under the laws of Switzerland by Luca Santrelli being a person who, in accordance with the laws of that territory, is acting under the authority of the corporation:
))))))
/s/ Luca Santrelli
                         Authorized Signatory
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EXECUTED as a DEED by VECTIVBIO COMET AG incorporated under the laws of Switzerland by Luca Santarelli being a person who, in accordance with the laws of that territory, is acting under the authority of the corporation:
))))))
/s/ Luca Santarelli
Authorized Signatory

EXECUTED as a DEED by VECTIVBIO US, INC. incorporated under the laws of Delaware by Luca Santarelli being a person who, in accordance with the laws of that territory, is acting under the authority of the corporation
))))))
/s/ Luca Santarelli
President/ Chief Executive Officer

EXECUTED as a DEED by COMET THERAPEUTICS, INC. incorporated under the laws of Delaware by Luca Santarelli being a person who, in accordance with the laws of that territory, is acting under the authority of the corporation
))))))
/s/ Luca Santarelli
President/ Chief Executive Officer

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EXECUTED as a DEED by GLYPHARMA THERAPEUTIC INC. / GLYPHARMA THÉRAPEUTIQUE INC. incorporated under the laws of the province of Québec, Canada by Luca Santarelli being a person who, in accordance with the laws of that territory, is acting under the authority of the corporation:
)))))) ) )
/s/ Luca Santarelli
Officer

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THE LENDER

EXECUTED as a DEED by KREOS CAPITAL VI (UK) LIMITED acting by two directors	))))
[***]
Director Name: [***]
[***]
Director
Name: [***]
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